Exhibit D


[Letterhead of Wright & Talisman, P.C.]

                          March 18, 1997
By Hand Delivery
Lois D. Cashell
Secretary
Federal Energy Regulatory Commission
888 First Street, N.E.
Washington, D.C. 20426

Re: Entergy Gulf States, Inc.,
Docket No. EC97-
(Application for acquisition of facilities)

Dear Ms.Cashell:

In accordance with section 203 of the Federal Power Act, 16 U.S.C. 824b, and Part 33 of the Commission's Regulations, 18 C.F.R. Part 33, Entergy Gulf States, Inc. ("Entergy Gulf States") submits this application for authority to acquire two high-voltage transmission lines from the bankruptcy estate of Cajun Electric Power Cooperative, Inc. ("Cajun"). As described below, the acquisition of facilities is part of a comprehensive settlement agreement among the Chapter 11 Trustee of Cajun, Entergy Corporation (the parent corporation of Entergy Gulf States), and Entergy Gulf States. <FN1> Furthermore, the Bankruptcy Court adjudicating the Cajun bankruptcy has approved the settlement.

Under the settlement agreement and the Bankruptcy Court's order approving it, the parties are to close the transaction by June 1,
1997. Therefore, Entergy Gulf States is
______________________


<FN1> The settlement agreement was executed by Gulf States Utilities
      Company, which subsequently changed its corporate name to Entergy Gulf States, Inc.

Lois D. Cashell
March 18, 1997
Page 2

requesting the Commission to act on this application on an expedited basis. <FN2>

Reason for application

Under section 203 of the Federal Power Act, no "public utility" may dispose of facilities subject to the jurisdiction of the Commission, without first obtaining Commission authorization. Because Cajun is a generation and transmission cooperative financed by the Rural Utilities Service of the Department of Agriculture, its facilities are not subject to the Commission's jurisdiction. Cajun, the only party disposing of facilities in this transaction, is not a "public utility" as that term is defined in the Federal Power Act and, therefore, is not subject to section 203.

Although Cajun is not subject to the Commission's jurisdiction, section 33.1(a)(2) of the Commission's regulations, 18 C.F.R. 33.1(a)(2), also requires an application for "the acquisition by a public utility of electric facilities used for the transmission or sale at wholesale of electric energy in interstate commerce which, except for ownership, would be subject to [the] Commission's jurisdiction." <FN3> Entergy Gulf States, a public utility, is acquiring facilities which, except for ownership by Cajun, would be subject to the Commission's jurisdiction. Accordingly, Entergy Gulf States is submitting this application.

Date of acquisition and request for expedited decision

As noted, the parties and the Bankruptcy Court's order approving the settlement anticipate that the transfer of the transmission lines will occur by June 1, 1997. In order that the parties can accomplish this closing date, Entergy Gulf States requests that the Commission grant this application within 45 days. See 18 C.F.R.
33.10 (action on applications under Part 33 ordinarily will require
45 days).

<FN2> The Cajun bankruptcy proceeding itself will not end on June 1,
      1997, but all of the plans of reorganization being considered by the Bankruptcy Court incorporate and depend upon the implementation of the settlement between Cajun and Entergy Gulf States.

<FN3> See Duke Power Company v. F.P.C., 401 F.2d 930 (D.C. Cir.
      1968).

Lois D. Cashell
March 18, 1997
Page 3

Information required by the Commission's regulations

In accordance with Part 33 of the Commission's regulations, Entergy Gulf States provides the following information in connection with this application:

 33.3

a) Name and address of Applicant


The exact name and address of the principal business office of the applicant is:

                        Entergy Gulf States, Inc.
                        350 Pine Street
                        Beaumont, Texas 77704

b) Persons authorized to receive communications

The names and addresses of the persons authorized to receive notices and communications regarding this application are:

          Barry S. Spector              Kimberly Despeaux
          Wright & Talisman, P.C.       Director, Federal
          Suite 600                     Regulatory Affairs
          1200 G Street N.W.            Entergy Services, Inc.
          Washington, D.C. 20005        P.O. Box 61000
          (202) 393-1200                New Orleans, LA 70161
                                        (504) 576-4867

Entergy Gulf States also requests that the above individuals be included on the official service list in this proceeding.

At the request of counsel for Ralph R. Mabey, the Chapter 11
Trustee for Cajun Electric Power Cooperative, Inc., Entergy Gulf
States also requests that the following be included on the official service list and that communications and pleadings also be sent to:

Larry G. Acker
Mary A. Murphy
LeBoeuff, Lamb, Greene & McRae, L.L.P
1875 Connecticut Avenue, N.W.
Suite 1200
Washington, D.C. 20009-5728

Lois D. Cashell
March 18, 1997
Page 4


c) Territories served

The counties and states served by Entergy Gulf States are set forth in Attachment A.

d) Description of Entergy Gulf States facilities

Entergy Gulf States owns and operates an integrated transmission system covering a 28,000 square-mile area in southeast Texas and south central Louisiana, extending a distance of approximately 350 miles in these states, principally in the coastal area. The system consists of a backbone 500 kV system across south Louisiana into east Texas, with an underlying network of 230 kV and 138 kV lines. The system is extensively interconnected to other utility systems, including the transmission facilities of other Entergy operating companies. Among other uses, Entergy Gulf States' transmission facilities are used for the transmission of electric energy in interstate commerce and the sale of electric energy at wholesale in interstate commerce.

e) Description of acquisition

This application involves Cajun's transfer of two 500kv transmission lines to Entergy Gulf States. The transfer is one part of a comprehensive settlement agreement resolving numerous disputes between Entergy Corporation and Entergy Gulf States, on the one hand, and Cajun, on the other hand, which are currently pending before the Bankruptcy Court adjudicating Cajun's bankruptcy, the Commission, federal district courts, and the courts of appeals. Aside from the mutual resolution of disputes and related agreements set forth in the settlement agreement, there is no other consideration being paid for the subject transmission facilities.

f) Description of facilities being transferred

The facilities being transferred to Entergy Gulf States consist of two 500-kV transmission lines and related towers, support facilities, and rights-of-way, which Entergy Gulf States previously owned and sold to Cajun in December 1981. The lines are designated as Lines 745 and 746. See Generally Caiun Elec. Power Coop., Inc. v. Gulf States Utils. Co., 47 FERC paragraph 63,024 at 65,048-49, 65,053 (1989), a'ffd in rel. part, 59 FERC paragraph
61,041 (1992), rev'd on other grounds, Gulf States Utils. Co. v. F.E.R.C., paragraph F.3d 288 (5th Cir. 1993). The two transmission lines were sold to Cajun in 1981 to permit Cajun to own a portion of the Gulf States transmission system in accordance with Service Schedule CTOC to the Gulf States-Cajun transmission arrangements. See id. Service Schedule CTOC, which has engendered numerous

Lois D. Cashell
March 18, 1997
Page 5

disputes and protracted litigation, <FN4> will be terminated as a result of the settlement agreement.

The facilities being transferred presently are part of, and are used as part of, the integrated transmission system over which Entergy Gulf States and Cajun transfer electric energy to serve their respective customers. See 47 FERC at 65,048. After the transfer, the facilities will continue to be used as part of Entergy Gulf States's integrated transmission system.

The transferred facilities do not constitute all of the operating facilities of Cajun.

g) Original cost of facilities

The original cost to Cajun of the facilities involved in the transfer is $14,570,408.

h) Effect on other contracts

The transfer of facilities does not affect any contract for the purchase, sale, or interchange of electric energy. However, as a result of the transfer and the related agreements set forth in the settlement agreement, transmission service agreements between Entergy Gulf States and Cajun will be terminated and Cajun will begin to take service under the open access tariffs of the Entergy operating companies.

Contemporaneously with the commencement of service to Cajun under Entergy's open-access transmission tariffs, Entergy Gulf States separately will file appropriate notices of termination of service regarding existing transmission arrangements between Entergy Gulf States and Cajun. At that time, Entergy also will make any necessary filings of appropriate service agreements with Cajun under Entergy's open-access tariff.

i) Other applications

An application with respect to the transfer of the transmission lines is being filed with the Securities and Exchange Commission
("SEC") under the Public Utility Holding Company Act of 1935.

j) Public interest

As noted, the transfer of the two transmission lines from Cajun to Entergy Gulf States is one part of a comprehensive

<FN4> See note 6, infra.

Lois D. Cashell
March 18, 1997
Page 6

settlement agreement resolving numerous disputes currently pending before the Bankruptcy Court adjudicating Cajun's bankruptcy, the Commission, federal district courts, and the courts of appeals. "As a general matter, Commission policy supports consensual resolutions of this kind." Metropolitan Dade County Florida v. Eneray Systems Division of Thermo Electron Corp., 76 FERC paragraph 61,283 at
62,456 (1996). <FN5> As in Metropolitan Dade County, the settlement agreement which gives rise to the transfer of the transmission lines "puts an end to years of protracted litigation." Id. at 1. <FN6> The court adjudicating Cajun's bankruptcy has already approved the settlement agreement. See Exhibit H. Particularly in the context of aiding the resolution of a bankruptcy proceeding, it is in the public interest for the Commission to grant the necessary authorizations to allow the parties to resolve their differences consensually. <FN7>

The transfer of the two transmission lines does not give rise to any concerns under section 203 of the Federal Power Act. No market power issues are involved. The two transmission lines serve only to interconnect certain Cajun and Entergy Gulf States facilities. The lines do not interconnect with any other entities. The Entergy operating companies already provide


<FN5>  See also Transcontinental Gas Pipeline, 77 FERC  61,118 at
       61,457 (1996) ("The Commission's policy is to encourage settlements wherever possible"); Northeast Utils. Serv. Co., 59 FERC 61,089 at 61,332 (1992) ("Commission policy and public policy generally support consensual resolutions"); Amerada Hess Pipeline, 53 FERC 61,266 at 62,053 (1990)
       ("It has long been the Commission's policy to encourage settlements").

<FN6>  See, e.c;, Cajun Elec. Power Coop. Inc. v. Gulf States Utils.
       Co., 47 FERC 63,024 at 65,053 (1989), a'ffd in part and rev'd in part, 59 FERC 61,041 (1992), rev'd Gulf States Utils. Co. v. F.E.R.C., 1 F.3d 288 (5th Cir. l993), reh'g pending on other issues, on remand, 71 FERC 63,009, aff'd 72 FERC 61,157 (1995), appeals pending Gulf States v. F.E.R.C., Nos. 95-60357 and 95-60626 (5th Cir. motion for stay granted Dec. 13, l996), Cajun v. F.E.R.C., No. 96-60554 (5th Cir. motion for stay granted Nov. 5, l996). Other substantial non-jurisdictional disputes, involving hundreds of millions of dollars, also are resolved by the settlement.

<FN7>  See Columbia Gas Transportation Corp., 69 FERC  61,330 at
       62,249 (1995) (Commission seeks to avoid the possibility of conflicting orders from the Commission and the Bankruptcy
       Court).

Lois D. Cashell
March 18, 1997
Page 7

service over these transmission facilities under Entergy's open access transmission tariff, <FN8> and Entergy will continue to provide service over the transmission lines under its open-access tariff after the transfer of the lines to Entergy Gulf States.<FN9> No generation assets are being transferred in this transaction.

There will be no adverse effect on costs and rates as a result of the transfer of the two transmission lines. By virtue of Service Schedule CTOC to the Gulf States-Cajun Power Interconnection Agreement, the two lines already are part of the integrated transmission system used by Entergy to provide transmission service to others. As a result, the costs of the two lines already are included in the cost of service used to establish Entergy's open-access transmission rates.

Finally, as one of the elements of the settlement is the termination of the existing transmission service agreements between Entergy Gulf States and Cajun, the Commission's regulation will be facilitated inasmuch as the Commission will no longer have to resolve disputes under these agreements. In the past, these disputes have consumed much time of the parties and the Commission. See note 6, supra.

k) Franchises held

The franchises held by Entergy Gulf States are set forth in

Attachment B. l) Federal Register notice

A form of notice suitable for publication in the Federal Register is attached as Attachment C. Also enclosed is a copy of the notice in electronic format.



<FN8> Under Service Schedule CTOC of the Power Interconnection
      Agreement between Entergy Gulf States and Cajun, the two transmission lines are facilities which Entergy Gulf States uses to provide transmission service to others. See 47 FERC at 65,048.

<FN9> See IES Utilities. Inc., 78 FERC 61,023 (1997) slip op. at
      13 (open access tariff mitigates any transmission market power).

Lois D. Cashell
March 18, 1997
Page 8


 33.3: Required exhibits

A. Attached as Exhibit A is a certified copy of the resolution of the board of directors of Entergy authorizing the transaction.

B. Attached as Exhibit B is a statement of ownership and control.

C. Attached as Exhibit C are balance sheets and supporting plant schedules for the most recent 12-month period on an actual basis and on a pro forma basis.

D. Attached as Exhibit D is a statement of contingent liabilities as set forth in Entergy Corporation's Form 10-K for 1996, filed with the SEC in March 1997.

E. Attached as Exhibit E is an income statement for the most recent 12-month period on an actual and pro forma basis.

F. Attached as Exhibit F is an analysis of the retained earnings for the period covered by the income statements in Exhibit E.

G. An application will be filed with the SEC in connection with the transfer of the transmission lines. That filing has not yet been made.

H. Attached as Exhibit H is the "Order and Judgment Approving Settlement By and Among Cajun Electric Power Cooperative, Inc., Entergy Gulf States, Inc., Entergy Corporation, and the Rural Utilities Service of the Department of Agriculture," filed August 27, 1996, in the United States Bankruptcy Court for the Middle District of Louisiana. The Order and Judgment includes the Settlement Term Sheet between Entergy Corporation, Entergy Gulf States, and Cajun, dated as of May 1, l996 (Exhibit A to the Order), which, in paragraph 2(d), sets forth the agreement regarding the transfer of the two transmission lines.

I. Attached as Exhibit I is a map showing the properties of Entergy Gulf States as well as the properties to be acquired.

Copies and Service

In accordance with 18 C.F.R. 33.6, an original and five copies of this application, plus one copy for each State affected (Louisiana and Texas), accompanies this filing.

Lois D. Cashell
March 18, 1997
Page 9

In order to expedite the processing of this application, Entergy Gulf States is serving this application, by overnight delivery, on each of the state commissions that regulates the Entergy operating companies and each party to the Cajun bankruptcy proceeding.

Verification

Attachment D contains the verification required by 18 C.F.R.
33.7.

Conclusion

Upon consideration of the above information, the Commission should find that the above-described transfer of transmission facilities is consistent with the public interest and authorize the transfer of facilities under section 203 of the Federal Power Act.


Respectfully submitted,



Barry S. Spector
WRIGHT & TALISMAN, P.C.
Suite 600
1200 G Street, N.W.
Washington, D.C. 20005

Counsel for Entergy Gulf States, Inc.

ATTACHMENT A


Entergy Gulf States, Inc.
Serves The Following
Louisiana Parishes and Texas Counties

Louisiana Parishes                      Texas Counties
Acadia                                  Brazos
Ascension                               Burleson
Calcasieu                               Chambers
Cameron                                 Falls
E. Baton Rouge                          Galveston
E. Feliciana                            Grimes
Iberia                                  Hardin
Iberville                               Harris
Jefferson Davis                         Jasper
Lafayette                               Jefferson
Livingston                              Leon
Pointe Coupee                           Liberty
St. Landry                              Limestone
St. Martin                              Madison
Vermilion                               Milam
W. Baton Rouge                          Montgomery
W. Feliciana                            Newton
                                        Orange
                                        Polk
                                        Robertson
                                        San Jacinto
                                        Trinity
                                        Tyler
                                        Walker
                                        Washington

ATTACHMENT B


                                                          ATTACHMENT B
 LOCATION                                     EXPIRES
Mermentau, Village of                        09/30/32
Morganza, Village of                         11/02/32
Morse, Village of                            09/30/32
Norwood, Village of                          10/12/32
Opelousas, City of                           10/08/46
Parks, Village of                            01/01/33
Point Coupee, Parish of                      12/15/24
Port Allen, City of                          10/26/32
Port Barre, Village of                       09/30/32
Port Vincent, Village of                     10/26/32
Rosedale, Village of                         11/18/32
Scott, Village of                            09/30/32
Slaughter, Town of                           11/08/32
Sorrento, Village of                         10/03/32
St. Francisville, Town of                    11/09/32
St. Landry, Parish of                        05/31/33
St. Martinville, Parish of                   06/30/33
Sulphur, Town of                             08/31/32
Sunset, Village of                           09/30/32
Vermilion, Parish of                         11/14/33
Walker, Town of                              10/02/32
West Baton Rouge, Parish of                  04/07/24
West Feliciana, Parish of                    03/20/27
Westlake, Town of                            08/31/32
Wilson, Village of                           10/11/32
Youngsville, Village of                      09/30/32
Zachary, Town of                             10/25/32

                           TEXAS FRANCHISES
LOCATION                                      EXPIRES
Ames, City of                                 08/21/22
Anahuac, City of                              08/10/08
Beaumont, City of                             02/14/18
Bevil Oaks, Town of                           03/16/14
Bremond, City of                              12/02/07
Bridge City, City of                          11/01/20
Calvert, City of                              02/11/08
Chateau Woods, Village of                     07/21/26
Chester, City of                              03/24/18
China, City of                                11/05/22
Cleveland, City of                            09/08/08
Coldspring, Town of                           11/30/19
Colmesneil, City of                           01/11/21
Conroe, City of                               04/07/08
Corrigan, City of                             12/11/07
Crystal Beach, Town of                        02/25/21
Cut & Shoot, Town of                          10/22/19

                                                        ATTACHMENT B
LOCATION                                       EXPIRES
Daisetta, City of                              11/13/11
Dayton, City of                                12/03/07
Franklin, City of                              01/08/08
Groves, City of                                08/12/09
Groveton, City of                              01/05/08
Hardin, City of                                06/13/21
Houston, City of                               07/31/09
Huntsville, City of                            01/09/08
Kosse, City of                                 11/26/07
Kountze, City of                               07/08/08
Liberty, City of                               09/11/13
Lumberton, City of                             04/17/28
Madisonville, City of                          12/01/07
Midway, City of                                10/26/36
Montgomery, Town of                            06/30/22
Navasota, City of                              11/04/58
Nederland, City of                             09/16/09
New Waverly, City of                           12/01/07
Newton, County of                              05/26/93
Nome, City of                                  09/04/22
Normangee, City of                             12/04/07
North Cleveland, City of                       10/31/10
Oak Ridge North, Town of                       07/09/29
Orange, City of                                04/07/10
Panorama, Village of                           08/27/22
Patton Village, Village of                     11/18/16
Pine Forest, Town of                           10/03/10
Pinehurst, City of                             05/26/08
Plum Grove, Town of                            03/08/26
Port Arthur, City of                           07/31/14
Port Neches, City of                           07/31/08
Riverside, Town of                             07/18/18
Roman Forest, Town of                          11/05/25
Rose City, City of                             05/28/23
Rose Hill Acres, Town of                       03/08/14
Shenandoah, Town of                            05/29/24
Shepherd, City of                              11/15/17
Silsbee, City of                               02/23/08
Somerville, City of                            12/04/07
Sour Lake, City of                             01/21/08
Spendora, Town of                              06/04/17
Trinity, City of                               12/11/07
Vidor, City of                                 08/24/10
West Orange, City of                           05/24/10
Willis, City of                                03/11/08
Woodbranch, Village of                         10/02/17
Woodloch, Town of                              01/01/24
Woodville, City of                             05/13/08

In 1943, the County of Newton, Texas, granted to Gulf States a franchise, although there is no obligation to have a franchise from this or any other county in Texas. Gulf States pays no fee for the Newton County franchise.

ATTACHMENT C

UNITED STATES OF AMERICA
FEDERAL ENERGY REGULATORY COMMISSION
Entergy Gulf States, Inc. ) Docket No. EC97

NOTICE
(                                            )

Take notice that Entergy Gulf States, Inc., on March 18, 1997, filed an application under section 203 of the Federal Power Act and Part 33 of the Commission's regulations regarding the acquisition of two high-voltage transmission lines from the bankruptcy estate of Cajun Electric Power Cooperative, Inc.

Entergy Gulf States requests that the Commission approve the acquisition within 45 days.

Copies of the application were served upon each of the state commissions that regulates the Entergy operating companies and each party to the Cajun bankruptcy proceeding.

Any person desiring to be heard or to protest said application should file a petition to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with 385.211 and 385.214 of the Commission's Rules of Practice and Procedure, 18 C.F.R.
385.211 and 385.214.

All such petitions or protests should be filed on or before . Protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make the protestants parties to the proceeding. Any person wishing to become a party must file a petition to intervene.

Copies of this application are on file with the Commission and are available for public inspection.

Lois D. Cashell
Secretary

ATTACHMENT D

VERIFICATION
I, Kimberly H. Despeaux, have knowledge of the matters set forth in the application of Entergy Gulf States, Inc., to acquire transmission facilities, and I hereby verify that the matters set forth in the application are true and correct to the best of my knowledge and belief.
Name \

Director, Federal Regulatory Affairs

Title
Notary Public

EXHIBIT A

Entergy Corporation
Certificate

I,  Christopher T. Screen, Assistant Secretary of Entergy

Corporation, a corporation organized under the laws of the State of Delaware, do hereby certify that the following is a true and correct copy of a resolution duly adopted by the Board of

Directors of said Corporation at a meeting held on May 16, 1996;

that said resolution has not been altered, amended or repealed and is in full force and effect on the date hereof


"RESOLVED, That the Cajun Settlement, as presented to this

meeting, be, and it hereby is, approved."

IN WITNESS WHEREOF, I have set my hand and affixed the seal of said Corporation this 9th day of January, 1997.


Assistant Secretary

EXHIBIT B

EXHIBIT B
STATEMENT OF OWNERSHIP AND CONTROL
There is no control or ownership exercised by or over Entergy Gulf States as to any public utility, bank, trust company, banking association, or firm that is authorized by law to underwrite or participate in the marketing of securities of a public utility or any company supplying electric equipment to Entergy Gulf States.

Entergy Gulf States is wholly-owned by Entergy Corporation, a registered holding company under the Public Utility Holding
Company Act.

There are no common officers or directors of Entergy Gulf States and Cajun.

                        EXHIBIT C

ENTERGY GULF STATES, INC.
BALANCE SHEET
AS OF DECEMBER 31, 1996

ASSETS AND OTHER DEBITS
Line
No.                                                                   Pro Forma Adjustments
 1                   UTILITY PLANT                      As Recorded       Debit        Credit         As Adjusted
 2 Utility Plant (101-106, 114)                        $ 7,312,006,831 $ 14,583,738  $               $ 7,326,590,569
 3 Construction Work in Progress (107)                     112,136,841                                   112,136,841
 4 TOTAL UTILITY PLANT                                   7,424,143,672   14,583,738                    7,438,727,410
 5 (Less)  Accum. Prov. for Depr. Amort. Depl. (108, 1   2,846,083,381                    6,342,839    2,852,426,220
 6 Net Utility Plant (line 4 less line 5)                4,578,060,291   14,583,738       6,342,839    4,586,301,190
 7 Nuclear Fuel (120.1-120.4, 120.6)                       328,578,965                                   328,578,965
 8 (Less) Accum. Prov. for Amort. of Nucl. Assemblies      278,745,485                                   278,745,485
 9 Net Nuclear Fuel (Line 7 less line 8)                    49,833,480                                    49,833,480
10 Net Utility Plant (line 6 plus line 9)                4,627,893,771   14,583,738       6,342,839    4,636,134,670
11          OTHER PROPERTY AND INVESTMENTS
12 Nonutility Property (121)                                                                                       -
13 (Less) Accum. Prov. for Depr. and Amort. (122)           31,386,408                                    31,386,408
14 Investments in Associated Companies (123)                15,163,698                                    15,163,698
15 Investment in Subsidiary Companies (123.1)                        -                                             -
16 Other Investments (124)                                  36,530,172                                    36,530,172
17 Special Funds (125-128)                                  10,430,546                                    10,430,546
18 TOTAL Other Property and Investments (Total of line      42,066,155                                    42,066,155
19                                                         105,249,583                                   105,249,583
20            CURRENT AND ACCRUED ASSETS
21 Cash (131)                                                4,569,572                                     4,569,572
22 Special Deposits(132-34)                                  2,868,834                                     2,868,834
23 Working Fund (135)                                           99,694                                        99,694
24 Temporary Cash Investments (136)                         55,117,289                                    55,117,289
25 Notes Receivable (141)                                      837,467                                       837,467
26 Customer Accounts Receivable (142)                      228,856,268                    8,649,244      220,207,024
27 Other Accounts Receivable (143)                         107,546,064                                   107,546,064
28 (Less) Accum. Prov. for Uncollectible Acct. - Credi       1,997,000                                     1,997,000
29 Notes Receivable from Associated Companies (145)         45,234,000                                    45,234,000
30 Accounts Receivable from Assoc. Companies (146)           6,213,625                                     6,213,625
31 Fuel Stock (151)                                         45,009,126                                    45,009,126
32 Fuel Stock Expenses Undistributed (152)                           -                                             -
33 Plant Materials and Operating Supplies (154)             81,191,940                                    81,191,940
34 Stores Expense Undistributed (163)                        4,964,800                                     4,964,800
35 Prepayments (165)                                         8,464,307                                     8,464,307
36 Interest and Dividends Receivable (171)                   1,287,851                                     1,287,851
37 Rents Receivable (172)                                       34,682                                        34,682
38 Accrued Utility Revenues (173)                           75,351,000                                    75,351,000
39 Miscellaneous Current and Accrued Assets (174)            2,827,566                                     2,827,566
40 TOTAL Current and Accrued Assets (Total of lines 21     668,477,085                    8,649,244      659,827,841
41                  DEFERRED DEBITS
42 Unamortized Debt Expense (181)                           14,898,745                                    14,898,745
43 Extraordinary Property Losses (182.1)                             -                                             -
44 Unrecovered Plant and Regulatory Study Costs (182.2      14,391,619                                    14,391,619
45 Other Regulatory Assets (182.3)                       1,000,738,202                                 1,000,738,202
46 Prelim. Survey and Investigation Charges (Electric)               -                                             -
47 Clearing Accounts (184)                                       6,715                                         6,715
48 Miscellaneous Deferred Debits (186)                      30,186,130                                    30,186,130
49 Unamortized Loss On Reacquired Debt (189)                54,761,002                                    54,761,002
50 Accumulated Deferred Income Taxes (190)                 285,813,824      176,213       3,484,458      282,505,579
51 TOTAL Deferred Debits (Total of lines 41-49)          1,400,796,237      176,213       3,484,458    1,397,487,992
52
53 TOTAL Assets and other Debits (Total of Lines 10,18, 39
         and 50)                                       $ 6,802,416,676 $ 14,759,951 $    18,476,541 $  6,798,700,086

ENTERGY GULF STATES, INC.
BALANCE SHEET
AS OF DECEMBER 31, 1996

LIABILITIES AND OTHER CREDITS
Line
No.                                                                   Pro Forma Adjustments
 1                PROPRIETARY CAPITAL                   As Recorded       Debit        Credit         As Adjusted
 2 Common Stock Issued (201)                           $   114,055,065 $            $               $    114,055,065
 3 Preferred Stock Issued (204)                            363,903,300                                   363,903,300
 4 Premium on Capital Stock (207)                              405,685                                       405,685
 5 Other Paid-in Capital (208-211)                       1,164,718,776                                 1,164,718,776
 6 (Less) Capital Stock Expense (214)                       12,435,496                                    12,435,496
 7 Retained Earnings (215,215.1, 216)                      381,309,886                     4,920,922     386,230,808
 8 Unappropriated Undistributed Subsidiary Earnings (216.1)(55,998,111)                                  (55,998,111)
 9 TOTAL Propietary Capital (Total of lines 2-8)         1,955,959,105                     4,920,922   1,960,880,027
10                  LONG-TERM DEBT
11 Bonds (221)                                           2,071,360,000                                 2,071,360,000
12 Other Long-Term Debt (224)                                9,937,719                                     9,937,719
13 Unamortized Premium on Long-Term Debt (225)                  29,551                                        29,551
14 (Less) Unamortized Discount on Long-Term Debt-Debit       5,116,279                                     5,116,279
15 TOTAL Long-Term Debt (Total of lines 11-14)           2,076,210,991                                 2,076,210,991
16           OTHER NONCURRENT LIABILITIES
17 Obligations Under Capital Leases - Noncurrent (227)      83,523,942                                    83,523,942
18 Accumulated Provision of Property Insurance (228.1)      17,003,211                                    17,003,211
19 Accumulated Provisions for Injuries and Damages (228.2)   9,594,898                                     9,594,898
20 Accumulated Provision for Pensions and Benefits (228.3)  18,278,982                                    18,278,982
21 Accumulated Miscellaneous Operating Provisions (228.4)   10,398,613                                    10,398,613
22 TOTAL Other Noncurrent Liabilities (Total of lines      138,799,646                                   138,799,646
23          CURRENT AND ACRRUED LIABILITIES
24 Accounts Payable (232)                                   85,451,535                                    85,451,535
25 Accounts Payable to Associated Companies (234)           56,326,339                                    56,326,339
26 Customer Deposits (235)                                  25,571,529                                    25,571,529
27 Taxes Accrued (236)                                      36,146,935                                    36,146,935
28 Interest Accrued (237)                                   49,650,990                                    49,650,990
29 Dividends Declared (238)                                  1,203,924                                     1,203,924
30 Tax Collections Payable (241)                             3,491,349                                     3,491,349
31 Miscellaneous Current and Accrued Liabilities (242)      47,227,452                                    47,227,452
32 Obligations under Capital Leases-Current (243)           39,109,748                                    39,109,748
33 TOTAL Current and Accrued Liabilities (Total of lin     344,179,801                                   344,179,801
34                 DEFERRED CREDITS
35 Customer Advances for Construction (252)                     98,105                                        98,105
36 Accumulated Deferred Investment Tax Credits (255)        80,408,832                                    80,408,832
37 Other Deferred Credits (253)                            315,989,326     8,649,244                     307,340,082
38 Other Regulatory Liabilities (254)                      311,819,479                                   311,819,479
39 Unamortized Gain on Reacquired Debt (257)                   185,673                                       185,673
40 Accumulated Deferred Income Taxes (281-283)           1,578,765,718                        11,732   1,578,777,450
41 TOTAL Deferred Credits (Total of lines 35-40)         2,287,267,133     8,649,244          11,732   2,278,629,621
42 TOTAL Liabilities and Other Credits (Total of lines 9, 15, 22,
   33 and 41)                                          $ 6,802,416,676 $   8,649,244   $   4,932,654 $ 6,798,700,086

ENTERGY GULF STATES, INC.
SUMMARY OF UTILITY PLANT AND ACCUMULATED PROVISIONS
FOR DEPRECIATION, AMORTIZATION AND DEPLETION
AS OF DECEMBER 31, 1996

Line
No.                                                                                               Pro Forma
 1                            UTILITY PLANT                                  As Recorded         Adjustments   As Adjusted
 2   In Service
 3     Plant in Service (Classified)                                     $   7,168,806,852 $  14,583,738   $ 7,183,390,590
 4     Property Under Capital Leases                                            72,800,210                      72,800,210
 5         TOTAL (Total of Lines 3 and 4)                                    7,241,607,062    14,583,738     7,256,190,800
 6   Held for Future Use                                                        70,399,769                      70,399,769
 7   Construction Work in Progress                                             112,136,841                     112,136,841
 8         TOTAL Utility Plant (Total of Lines 5 thru 7)                     7,424,143,672    14,583,738     7,438,727,410
 9   Accum. Prov. for Depr., Amort., & Depl.                                 2,846,083,381     6,342,839     2,852,426,220
10   Net Utility Plant (Line 8 Less Line 9)                              $   4,578,060,291 $   8,240,899  $  4,586,301,190
11 DETAIL OF ACCUMULATED PROVISIONS FOR DEPRECIATION,
12                      AMORTIZATION AND DEPLETION
13   In Service
14     Depreciation                                                      $   2,802,880,542 $   6,342,839  $  2,809,223,381
15   Held for Future Use
16     Depreciation                                                             43,202,839                      43,202,839
17 TOTAL Accumulated Provisions (Line 14 and Line 16)                    $   2,846,083,381 $   6,342,839  $  2,852,426,220


ENTERGY GULF STATES, INC.
PRO FORMA ENTRIES
TO RECORD RECEIPT
OF LINES 745 AND 746 FROM
CAJUN ELECTRIC POWER COOPERATIVE, INC.


LINES 745 AND 746 BALANCE
AS OF DECEMBER 31, 1996

                       (1)         (2)         (3)
                    Original    Accumltd    Net Book
                      Cost      Deprectn      Value
         Line 745   $9,726,827  $3,966,872   $5,759,955

         Line 746    4,856,911   1,967,622    2,889,289

            TOTAL  $14,583,738  $5,934,494   $8,649,244

Transmission Depreciation Rate       2.80%

Annual Depreciation Expense on  $ 408,345
            Lines 745 & 746


Pro Forma Entries
     Entry 1
           Debit:  FERC Account 101, Electric Plant In  $14,583,738

          Credit:  FERC Account 108, Accumulated Provision for
                     Depreciation of Electric Utility Plant   $       5,934,494
                   FERC Account 142, Customer Accounts
                     Receivable                                       8,649,244

                   To record the receipt of Transmission Lines 745 and 746 from Cajun Electric Power Cooperative and a portion of the Transmission Revenue receivable from Cajun as a result of the settlement between Entergy Gulf States and Cajun of a number of outstanding legal disputes between the two parties


     Entry 2
           Debit:  FERC Account 253, Other Deferred Cre $ 8,649,244

          Credit:  FERC 449.1, Provision for Rate Refunds          $6,343,813
                   FERC Account 456, Other Electric
                           Revenues                                 2,305,431

                   To record the reversal of a portion of the provision for the uncollectability of the Cajun Transmission Revenue receivable and recognition of the associated revenue as a result of the settlement


PRO FORMA ENTRIES
TO RECORD RECEIPT
OF LINES 745 AND 746 FROM
CAJUN ELECTRIC POWER COOPERATIVE, INC.


     Entry 3
           Debit:  FERC Account 410.1, Provision for Deferred
                               Income Taxes, Utility
                               Operating Income         $         3,484,458

          Credit:  FERC 190, Accumulated Deferred Income
                                           Taxes              $       3,484,458

                   To record the income tax impact of the revenue recognized as a result of the receipt of the transmission lines


     Entry 4
           Debit:  FERC Account 403, Depreciation Expen $   408,345

          Credit:  FERC Account 108, Accumulated Provision for
                      Depreciation of Electric Utility Plant  $         408,345

                   To record the annual depreciation expense on the transmission lines


     Entry 5
           Debit:  FERC 190, Accumulated Deferred Incom $   176,213
                               Taxes

          Credit:  FERC Account 411.1, Provision for Deferred
                      Income Taxes-Credit, Utility
                      Operating Income               $          164,481
                   FERC Account 282, Accumulated Deferred
                      Income Taxes - Other Property                11,732

                   To record the full-year (Year 2 of tax depreciation life) tax impact for the tax depreciation of the transmission lines


     Entry 6
           Debit:  FERC Account 433, Balance Transferre $ 4,920,922
                               Income

          Credit:  FERC Account 216, Unappropriated Retained
                      Earnings                      $       4,920,922

                   To record the transfer to Retained Earnings of the net income impact of the receipt of the transmission lines


<PAGE




                        Exhibit D


NOTE 9.   COMMITMENTS AND CONTINGENCIES

Cajun - River Bend  (Entergy Corporation and Entergy Gulf States)

     Entergy Gulf States and Cajun, respectively, own 70% and 30% undivided interests in River Bend (operated by Entergy Gulf
States), and 42% and 58% undivided interests in Big Cajun 2, Unit
3 (operated by Cajun). These relationships have spawned a number of long-standing disputes and claims between the parties. An agreement setting forth terms for the resolution of all such disputes has been reached by Entergy Gulf States, the Cajun bankruptcy trustee, and the RUS, and approved by the United
States District Court for the Middle District of Louisiana
(District Court) on August 26, 1996 (Cajun Settlement).  On
September 6, 1996, the Committee of Unsecured Creditors in the
Cajun bankruptcy proceeding filed a Notice of Appeal to the United States Court of Appeals for the Fifth Circuit (Fifth
Circuit), objecting that the order approving the Cajun Settlement was separate from the approval of a plan of reorganization and, therefore, improper. The Cajun Settlement is subject to this appeal and approvals by the appropriate regulatory agencies.
Entergy Gulf States expects to make filings with FERC and the SEC seeking approval for the transfer of certain Cajun transmission assets to Entergy Gulf States. Management believes that it is probable that the Cajun Settlement will ultimately be approved and consummated.

     The Cajun Settlement resolves Cajun's civil action against Entergy Gulf States, in which Cajun sought to rescind or terminate the Joint Ownership Participation and Operating
Agreement (Operating Agreement) entered into on August 28, 1979, relating to River Bend. In that suit, Cajun also sought to recover its alleged $1.6 billion investment in the unit plus attorneys' fees, interest, and costs. A trial on the portion of the suit by Cajun to rescind the Operating Agreement was completed in March 1995. On October 24, 1995, the District Court issued a memorandum opinion rejecting Cajun's fraud claims and denying rescission. An appeal to the Fifth Circuit by the Cajun bankruptcy trustee was stayed pending the Court's trial of the breach of contract phase of the case. The Cajun Settlement resolves both the issues on appeal and the breach of contract claims, which have not been tried.

     In 1992, two member cooperatives of Cajun brought an additional independent action to declare the Operating Agreement null and void, based upon Entergy Gulf States' failure to get prior LPSC approval which was alleged to be necessary. Prior to its bankruptcy proceedings, Cajun intervened as a plaintiff in this action. Entergy Gulf States believes the suits are without merit and believes Cajun's claim is mooted by the Cajun
Settlement.

     The Cajun Settlement, agreed to in principle on April 26, 1996, by Entergy Gulf States, the Cajun bankruptcy trustee, and the RUS, Cajun's largest creditor, was approved by the District
Court on August 26, 1996. The terms include, but are not limited to, the following: (i) Cajun's interest in River Bend will be turned over to the RUS, which will have the option to retain the interest, sell it to a third party, or transfer it to Entergy
Gulf States at no cost; (ii) Cajun will set aside a total of $125 million for its share of the decommissioning costs of River Bend;
(iii) Cajun will transfer certain transmission assets to Entergy
Gulf States; (iv) Cajun will settle transmission disputes and be released from claims for payment under transmission arrangements with Entergy Gulf States as discussed under "Cajun - Transmission
Service" below; (v) all funds paid by Entergy Gulf States into the registry of the District Court will be returned to Entergy
Gulf States; (vi) Cajun will be released from its unpaid past, present, and future liability for River Bend costs and expenses;
and (vii) all litigation between Cajun and Entergy Gulf States will be dismissed. Based on the District Court's approval of the Cajun Settlement, the litigation accrual established in 1994 for possible losses associated with the Cajun-River Bend litigation was reversed in September 1996.

     Cajun has not paid its full share of capital costs, operating and maintenance expenses, and other costs for repairs and improvements to River Bend since 1992. In view of Cajun's failure to fund its share of River Bend-related operating, maintenance, and capital costs, Entergy Gulf States has (i) credited Entergy Gulf States' share of expenses for Big Cajun 2,
Unit 3 against amounts due from Cajun to Entergy Gulf States, and
(ii) sought to market Cajun's share of power from River Bend and apply proceeds to the amounts due from Cajun to Entergy Gulf
States. As a result, on November 2, 1994, Cajun discontinued supplying Entergy Gulf States with its share of power from Big
Cajun 2, Unit 3.  Entergy Gulf States requested an order from the
District Court requiring Cajun to supply Entergy Gulf States with this energy and allowing Entergy Gulf States to credit amounts due to Cajun for Big Cajun 2, Unit 3 energy against amounts Cajun owed to Entergy Gulf States for River Bend. In December 1994, by means of a preliminary injunction, the District Court ordered
Cajun to supply Entergy Gulf States with its share of energy from Big Cajun 2, Unit 3 and ordered Entergy Gulf States to make payments for its share of Big Cajun 2, Unit 3 expenses to the registry of the District Court. In October 1995, the Fifth
Circuit affirmed the District Court's preliminary injunction. As of December 31, 1996, $70.4 million had been paid by Entergy Gulf
States into the registry of the District Court. Cajun's unpaid portion of River Bend operating and maintenance expenses
(including nuclear fuel) and capital costs for 1996 was approximately $55 million. The cumulative cost to Entergy Gulf
States resulting from Cajun's failure to pay its full share of River Bend-related costs, reduced by the proceeds from the sale by Entergy Gulf States of Cajun's share of River Bend power and payments into the registry of the District Court for Entergy Gulf
States' portion of expenses for Big Cajun 2, Unit 3, was $4.9 million as of December 31, 1996. Cajun's unpaid portion of the River Bend-related costs is reflected in long-term receivables with an offsetting reserve in other deferred credits. As discussed above, the Cajun Settlement will conclude all disputes regarding the non-payment by Cajun of operating and maintenance expenses. Cajun continues to pay its share of decommissioning costs for River Bend.

     On December 21, 1994, Cajun filed a petition in the United
States Bankruptcy Court for the Middle District of Louisiana seeking relief under Chapter 11 of the Bankruptcy Code. In its bankruptcy proceedings, Cajun filed a motion on January 10, 1995, to reject the Operating Agreement as a burdensome executory contract. Entergy Gulf States responded on January 10, 1995, with a memorandum opposing Cajun's motion. As discussed above, this matter will be ended as a result of the Cajun Settlement.
Proponents of all of the plans of reorganization submitted to the Bankruptcy Court have incorporated the Cajun Settlement as an integral condition to the effectiveness of their plan. The timing and completion of the reorganization plan depends on Bankruptcy
Court approval and any required regulatory approvals. The
Bankruptcy Court has approved proposals by three groups seeking to acquire the non-nuclear assets of Cajun and has signed an order that establishes rules for how Cajun's creditors will vote on the three plans. On December 16, 1996, the Bankruptcy Court began hearings on the balloting and the plan that will be adopted.

Cajun - Transmission Service  (Entergy Corporation and Entergy
Gulf States)

     Entergy Gulf States and Cajun are parties to FERC proceedings relating to transmission service charge disputes. In
April 1992, FERC issued a final order in these disputes.  In May
1992, Entergy Gulf States and Cajun filed motions for rehearings on certain portions of the order, which are still pending at FERC. In June 1992, Entergy Gulf States filed a petition for review in the United States Court of Appeals for the District of Columbia Circuit regarding certain of the other issues decided by FERC. In August 1993, the Court of Appeals rendered an opinion reversing FERC's order regarding the portion of such disputes relating to the calculations of certain credits and equalization charges under Entergy Gulf States' service schedules with Cajun.
The opinion remanded the issues to FERC for further proceedings consistent with its opinion. In February 1995, FERC eliminated an issue from the remand that Entergy Gulf States believes the Court of Appeals directed FERC to reconsider. In orders issued on August 3, 1995, and October 2, 1995, FERC affirmed an April
1995 ruling by an ALJ in the remanded portion of Entergy Gulf
States' and Cajun's ongoing transmission service charge disputes before FERC. Both Entergy Gulf States and Cajun have petitioned for appeal. The Court of Appeals has stayed the appellate proceeding pending implementation of the Cajun Settlement (see
Cajun - River Bend above, for a further discussion of the Cajun
Settlement).

     Under Entergy Gulf States' interpretation of a 1992 FERC order, as modified by FERC's orders issued on August 3, 1995, and October 2, 1995, and as agreed to by the Cajun bankruptcy trustee, Cajun would owe Entergy Gulf States approximately $70.2 million as of December 31, 1996. Entergy Gulf States further estimates that if it were to prevail in its May 1992 motion for rehearing and on certain other issues decided adversely to Entergy Gulf States in the February 1995, August 1995, and
October 1995 FERC orders, which Entergy Gulf States has appealed,
Cajun would owe Entergy Gulf States approximately $157.3 million as of December 31, 1996. If Cajun were to prevail in its May
1992 motion for rehearing to FERC, and if Entergy Gulf States were not to prevail in its May 1992 motion for rehearing to FERC, and if Cajun were to prevail in appealing FERC's August and October 1995 orders, Entergy Gulf States estimates it would owe
Cajun approximately $110.9 million as of December 31, 1996. The above amounts are exclusive of a $7.3 million payment by Cajun on December 31, 1990, which the parties agreed to apply to the disputed transmission service charges. Pending FERC's ruling on the May 1992 motions for rehearing, Entergy Gulf States has continued to bill Cajun utilizing the historical billing methodology and has recorded underpaid transmission charges, including interest, in the amount of $144 million as of December
31, 1996. This amount is reflected in long-term receivables with an offsetting reserve in other deferred credits. FERC has determined that the collection of the pre-petition debt of Cajun is an issue properly decided in the bankruptcy proceeding. Refer to "Cajun - River Bend" above for a discussion of the Cajun
Settlement.

Capital Requirements and Financing (Entergy Corporation, Entergy
Arkansas, Entergy Gulf States, Entergy Louisiana, Entergy
Mississippi, Entergy New Orleans, and System Energy)

     Construction expenditures (excluding nuclear fuel) for the domestic utility companies and System Entergy for the years 1997, 1998, and 1999 are estimated to total, $510 million, $547 million, and $565 million, respectively. Entergy will also require $986 million during the period 1997-1999 to meet long-term debt and preferred stock maturities and cash sinking fund requirements. Entergy plans to meet the above requirements primarily with internally generated funds and cash on hand, supplemented by the issuance of debt and company-obligated mandatorily redeemable preferred securities and the use of outstanding credit facilities. Certain domestic utility companies and System Energy may also continue with the acquisition or refinancing of all or a portion of certain outstanding series of preferred stock and long-term debt. See
Notes 5, 6, and 7 for further information.

Grand Gulf 1-Related Agreements

Capital Funds Agreement (Entergy Corporation and System Energy)

     Entergy Corporation has agreed to supply System Energy with sufficient capital to (i) maintain System Energy's equity capital at an amount equal to a minimum of 35% of its total capitalization (excluding short-term debt), and (ii) permit the continued commercial operation of Grand Gulf 1 and pay in full all indebtedness for borrowed money of System Energy when due under any circumstances. In addition, under supplements to the Capital Funds Agreement assigning System Energy's rights as security for specific debt of System Energy, Entergy Corporation has agreed to make cash capital contributions to enable System
Energy to make payments on such debt when due.

     System Energy has entered into various agreements with Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, and
Entergy New Orleans whereby they are obligated to purchase their respective entitlements of capacity and energy from System
Energy's 90% ownership and leasehold interest in Grand Gulf 1, and to make payments that, together with other available funds, are adequate to cover System Energy's operating expenses. System
Energy would have to secure funds from other sources, including
Entergy Corporation's obligations under the Capital Funds
Agreement, to cover any shortfalls from payments received from Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, and
Entergy New Orleans under these agreements.

Unit Power Sales Agreement (Entergy Arkansas, Entergy Louisiana,
Entergy Mississippi, Entergy New Orleans, and System Energy)

     System Energy has agreed to sell all of its 90% owned and leased share of capacity and energy from Grand Gulf 1 to Entergy
Arkansas, Entergy Louisiana, Entergy Mississippi, and Entergy New
Orleans in accordance with specified percentages (Entergy
Arkansas-36%, Entergy Louisiana-14%, Entergy Mississippi-33% and
Entergy New Orleans-17%) as ordered by FERC. Charges under this agreement are paid in consideration for the purchasing companies' respective entitlement to receive capacity and energy and are payable irrespective of the quantity of energy delivered so long as the unit remains in commercial operation. The agreement will remain in effect until terminated by the parties and approved by FERC, most likely upon Grand Gulf 1's retirement from service.
Monthly obligations for payments, including the rate increase which was placed into effect in December 1995, subject to refund, under the agreement are approximately $21 million, $8 million, $19 million, and $10 million for Entergy Arkansas, Entergy
Louisiana, Entergy Mississippi, and Entergy New Orleans, respectively.

Availability Agreement (Entergy Arkansas, Entergy Louisiana,
Entergy Mississippi, Entergy New Orleans, and System Energy)

     Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, and Entergy New Orleans are individually obligated to make payments or subordinated advances to System Energy in accordance with stated percentages (Entergy Arkansas-17.1%, Entergy
Louisiana-26.9%, Entergy Mississippi-31.3%, and Entergy New
Orleans-24.7%) in amounts that when added to amounts received under the Unit Power Sales Agreement or otherwise, are adequate to cover all of System Energy's operating expenses as defined, including an amount sufficient to amortize Grand Gulf 2 over 27 years. (See Reallocation Agreement terms below.) System Energy has assigned its rights to payments and advances to certain creditors as security for certain obligations. Since commercial operation of Grand Gulf 1, payments under the Unit Power Sales
Agreement have exceeded the amounts payable under the Availability Agreement. Accordingly, no payments have ever been required. If Entergy Arkansas or Entergy Mississippi fails to make its Unit Power Sales Agreement payments, and System Energy is unable to obtain funds from other sources, Entergy Louisiana and Entergy New Orleans could become subject to claims or demands by System Energy or its creditors for payments or advances under the Availability Agreement (or the assignments thereof) equal to the difference between their required Unit Power Sales Agreement payments and their required Availability Agreement payments.

Reallocation Agreement (Entergy Arkansas, Entergy Louisiana,
Entergy Mississippi, Entergy New Orleans, and System Energy)

     System Energy, Entergy Arkansas, Entergy Louisiana, Entergy
Mississippi, and Entergy New Orleans entered into the Reallocation Agreement relating to the sale of capacity and energy from Grand Gulf and the related costs, in which Entergy
Louisiana, Entergy Mississippi, and Entergy New Orleans agreed to assume all of Entergy Arkansas' responsibilities and obligations with respect to Grand Gulf under the Availability Agreement.
FERC's decision allocating a portion of Grand Gulf 1 capacity and energy to Entergy Arkansas supersedes the Reallocation Agreement as it relates to Grand Gulf 1. Responsibility for any Grand Gulf
2 amortization amounts has been individually allocated (Entergy
Louisiana-26.23%, Entergy Mississippi-43.97%, and Entergy New
Orleans-29.80%) under the terms of the Reallocation Agreement.
However, the Reallocation Agreement does not affect Entergy
Arkansas' obligation to System Energy's lenders under the assignments referred to in the preceding paragraph. Entergy
Arkansas would be liable for its share of such amounts if Entergy
Louisiana, Entergy Mississippi, and Entergy New Orleans were unable to meet their contractual obligations. No payments of any amortization amounts will be required as long as amounts paid to System Energy under the Unit Power Sales Agreement, including other funds available to System Energy, exceed amounts required under the Availability Agreement, which is expected to be the case for the foreseeable future.

Reimbursement Agreement (System Energy)

     In December 1988, System Energy entered into two entirely separate, but identical, arrangements for the sales and leasebacks of an approximate aggregate 11.5% ownership interest in Grand Gulf 1 (see Note 10). In connection with the equity funding of the sale and leaseback arrangements, letters of credit are required to be maintained to secure certain amounts payable for the benefit of the equity investors by System Energy under the leases. The current letters of credit are effective until January 15, 2000.

     Under the provisions of a bank letter of credit reimbursement agreement, System Energy has agreed to a number of covenants relating to the maintenance of certain capitalization and fixed charge coverage ratios. System Energy agreed, during the term of the reimbursement agreement, to maintain its equity at not less than 33% of its adjusted capitalization (defined in the reimbursement agreement to include certain amounts not included in capitalization for financial statement purposes). In addition, System Energy must maintain, with respect to each fiscal quarter during the term of the reimbursement agreement, a ratio of adjusted net income to interest expense (calculated, in each case, as specified in the reimbursement agreement) of at least 1.60 times earnings. As of December 31, 1996, System
Energy's equity approximated 34.79% of its adjusted capitalization, and its fixed charge coverage ratio was 2.25.

Fuel Purchase Agreements

(Entergy Arkansas and Entergy Mississippi)

     Entergy Arkansas has long-term contracts with mines in the State of Wyoming for the supply of low-sulfur coal for the White
Bluff Steam Electric Generating Station and Independence (which is 25% owned by Entergy Mississippi). These contracts, which expire in 2002 and 2011, provide for approximately 85% of Entergy
Arkansas' expected annual coal requirements. Additional requirements are satisfied by annual spot market purchases.

(Entergy Gulf States)

     Entergy Gulf States has a contract for a supply of low-sulfur Wyoming coal for Nelson Unit 6, which should be sufficient to satisfy the fuel requirements at Nelson Unit 6 through 2010.
Cajun has advised Entergy Gulf States that Cajun has contracts that should provide an adequate supply of coal until 1999 for the operation of Big Cajun 2, Unit 3.

     Entergy Gulf States has long-term gas contracts, which will satisfy approximately 50% of its annual requirements. Such contracts generally require Entergy Gulf States to purchase in the range of 20% of expected total gas needs. Additional gas requirements are satisfied under less expensive short-term contracts. Entergy Gulf States has a transportation service agreement with a gas supplier that provides flexible natural gas service to the Sabine and Lewis Creek generating stations. This service is provided by the supplier's pipeline and salt dome gas storage facility, which has a present capacity of 12.7 billion cubic feet of natural gas.

(Entergy Louisiana)

     In June 1992, Entergy Louisiana agreed to a renegotiated
20-year natural gas supply contract. Entergy Louisiana agreed to purchase natural gas in annual amounts equal to approximately one-third of its projected annual fuel requirements for certain generating units. Annual demand charges associated with this contract are estimated to be $8.6 million through 1997, and a total of $116.6 million for the years 1998 through 2012. Entergy
Louisiana recovers the cost of fuel consumed during the generation of electricity through its fuel adjustment clause.

Sales Agreements/Power Purchases

(Entergy Gulf States)

     In 1988, Entergy Gulf States entered into a joint venture with a primary term of 20 years with Conoco, Inc., Citgo
Petroleum Corporation, and Vista Chemical Company (Industrial
Participants) whereby Entergy Gulf States' Nelson Units 1 and 2 were sold to a partnership (NISCO) consisting of the Industrial
Participants and Entergy Gulf States.  The Industrial
Participants supply the fuel for the units, while Entergy Gulf
States operates the units at the discretion of the Industrial
Participants and purchases the electricity produced by the units.
Entergy Gulf States is continuing to sell electricity to the Industrial Participants. For the years ended December 31, 1996,
1995, and 1994, the purchases by Entergy Gulf States of electricity from the joint venture totaled $62.0 million, $58.5 million, and $59.4 million, respectively.

(Entergy Louisiana)

     Entergy Louisiana has an agreement extending through the year 2031 to purchase energy generated by a hydroelectric facility. During 1996, 1995, and 1994, Entergy Louisiana made payments under the contract of approximately $56.3 million, $55.7 million, and $56.3 million, respectively. If the maximum percentage (94%) of the energy is made available to Entergy
Louisiana, current production projections would require estimated payments of approximately $54 million in 1997, and a total of $3.5 billion for the years 1998 through 2031. Entergy Louisiana recovers the costs of purchased energy through its fuel adjustment clause.

System Fuels (Entergy Arkansas, Entergy Louisiana, Entergy
Mississippi, Entergy New Orleans, and System Energy)

     Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, and Entergy New Orleans have interests in System Fuels of 35%,
33%, 19%, and 13%, respectively.  The parent companies of System
Fuels agreed to make loans to System Fuels to finance its fuel procurement, delivery, and storage activities. As of December 31, 1996, Entergy Arkansas, Entergy Louisiana, Entergy
Mississippi, and Entergy New Orleans had, respectively, approximately $11 million, $14.2 million, $5.5 million, and $3.3 million in loans outstanding to System Fuels which mature in 2008.

     In addition, System Fuels entered into a revolving credit agreement with a bank that provides $45 million in borrowings to finance System Fuels' nuclear materials and services inventory.
Should System Fuels default on its obligations under its credit agreement, Entergy Arkansas, Entergy Louisiana, and System Energy have agreed to purchase nuclear materials and services financed under the agreement.

Nuclear Insurance  (Entergy Corporation, Entergy Arkansas,
Entergy Gulf States, Entergy Louisiana, Entergy Mississippi,
Entergy New Orleans, and System Energy)

     The Price-Anderson Act limits public liability for a single nuclear incident to approximately $8.92 billion. Protection for this liability is provided through a combination of private insurance (currently $200 million each for Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, and System Energy) and an industry assessment program. Under the assessment program, the maximum payment requirement for each nuclear incident would be $79.3 million per reactor, payable at a rate of $10 million per licensed reactor per incident per year. Entergy has five licensed reactors. As a co-licensee of Grand Gulf 1 with System
Energy, SMEPA would share 10% of this obligation. With respect to River Bend, any assessments pertaining to this program are allocated in accordance with the respective ownership interests of Entergy Gulf States and Cajun. In addition, each owner/licensee of Entergy's five nuclear units participates in a private insurance program which provides coverage for worker tort claims filed for bodily injury caused by radiation exposure. The program provides for a maximum assessment of approximately
$16 million for the five nuclear units in the event losses exceed accumulated reserve funds.

Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, and
System Energy are also members of certain insurance programs that provide coverage for property damage, including decontamination and premature decommissioning expense, to members' nuclear generating plants. As of December 31, 1996, Entergy Arkansas,
Entergy Gulf States, Entergy Louisiana, and System Energy each was insured against such losses up to $2.75 billion. In addition, Entergy Arkansas, Entergy Gulf States, Entergy
Louisiana, Entergy Mississippi, and Entergy New Orleans are members of an insurance program that covers certain replacement power and business interruption costs incurred due to prolonged nuclear unit outages. Under the property damage and replacement power/business interruption insurance programs, these Entergy subsidiaries could be subject to assessments if losses exceed the accumulated funds available to the insurers. As of December 31, 1996, the maximum amounts of such possible assessments were:
Entergy Arkansas - $31.1 million; Entergy Gulf States - $11.5 million; Entergy Louisiana - $24.8 million; Entergy Mississippi -
$0.7 million; Entergy New Orleans - $0.4 million; and System
Energy - $21.3 million.  Under its agreement with System Energy,
SMEPA would share in System Energy's obligation. Cajun has no share of Entergy Gulf States' obligation.

     The amount of property insurance maintained for each Entergy nuclear unit exceeds the NRC's minimum requirement for nuclear power plant licensees of $1.06 billion per site. NRC regulations provide that the proceeds of this insurance must be used, first, to place and maintain the reactor in a safe and stable condition and, second, to complete decontamination operations. Only after proceeds are dedicated for such use and regulatory approval is secured would any remaining proceeds be made available for the benefit of plant owners or their creditors.

Spent Nuclear Fuel and Decommissioning Costs (Entergy
Corporation, Entergy Arkansas, Entergy Gulf States, Entergy
Louisiana, and System Energy)

     Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, and System Energy provide for estimated future disposal costs for spent nuclear fuel in accordance with the Nuclear Waste Policy
Act of 1982. The affected Entergy companies entered into contracts with the DOE, whereby the DOE will furnish disposal service at a cost of one mill per net kWh generated and sold after April 7, 1983, plus a onetime fee for generation prior to that date. Entergy Arkansas, the only Entergy company that generated electricity with nuclear fuel prior to that date, elected to pay the onetime fee plus accrued interest, no earlier than 1998, and has recorded a liability as of December 31, 1996, of approximately $117 million for generation subsequent to 1983.
The fees payable to the DOE may be adjusted in the future to assure full recovery. Entergy considers all costs incurred or to be incurred, except accrued interest, for the disposal of spent nuclear fuel to be proper components of nuclear fuel expense, and provisions to recover such costs have been or will be made in applications to regulatory authorities.

     Delays have occurred in the DOE's program for the acceptance and disposal of spent nuclear fuel at a permanent repository. In a statement released February 17, 1993, the DOE asserted that it does not have a legal obligation to accept spent nuclear fuel without an operational repository for which it has not yet arranged. Entergy Operations and System Fuels joined in lawsuits against the DOE, seeking clarification of the DOE's responsibility to receive spent nuclear fuel beginning in 1998.
The original suits, filed June 20, 1994, asked for a ruling stating that the Nuclear Waste Policy Act requires the DOE to begin taking title to the spent fuel and to start removing it from nuclear power plants in 1998, a mandate for the DOE's nuclear waste management program to begin accepting fuel in 1998 and court monitoring of the program, and the potential for escrow of payments to a nuclear waste fund instead of directly to the DOE. Argument in the case before a three-judge panel of the U.S.
Court of Appeals was made on January 17, 1996. On July 23, 1996, the court reversed the DOE's interpretation of the 1998 obligation and unanimously ruled that the Nuclear Waste Policy
Act creates an unconditional obligation to begin acceptance of spent fuel by 1998, but did not make a ruling on the remedies.

     On December 17, 1996, the DOE notified contract holders that it anticipates it will not be able to begin such acceptance until after that date. Subsequently, on January 31, 1997, Entergy
Operations and a coalition of 36 electric utilities and 46 state agencies filed lawsuits to suspend payments to the Nuclear Waste
Fund. The lawsuits ask the court to (i) find that the December
17, 1996 DOE letter demonstrates breach of contract on the part of the DOE; (ii) order utilities to place the Nuclear Waste Fund payments in an escrow account and not provide the funds to the DOE until it fulfills its obligation, (iii) prevent the DOE from taking adverse action against utilities that withhold payments;
and (iv) order the DOE to submit a plan to the court describing how the agency intends to fulfill its obligation on an ongoing basis.

     In the meantime, all Entergy companies are responsible for their spent fuel storage. Current on-site spent fuel storage capacity at River Bend, Waterford 3, and Grand Gulf 1 is estimated to be sufficient until 2003, 2000, and 2004, respectively. Thereafter, the affected companies will provide additional storage. Current on-site spent fuel storage capacity at ANO is estimated to be sufficient until 2000. An ANO storage facility using dry casks began operation in 1996. This facility may be expanded further as required. The initial cost of providing the additional on-site spent fuel storage capability required at ANO, River Bend, Waterford 3, and Grand Gulf 1 is expected to be approximately $5 million to $10 million per unit.
In addition, about $3 million to $5 million per unit will be required every two to three years subsequent to 2000 for ANO and every four to five years subsequent to 2003, 2000, and 2004 for River Bend, Waterford 3, and Grand Gulf 1, respectively, until the DOE's repository or storage facility begins accepting such units' spent fuel.

     Total decommissioning costs at December 31, 1996, for the Entergy nuclear power plants, excluding co-owner shares, have been estimated as follows:


                                                                      Total Estimated
                                                                   Decommissioning Costs
                                                                       (In Millions)
ANO 1 and ANO 2 (based on a 1994 interim update to the 1992 cost study    $  806.3
River Bend (based on a 1996 cost study reflecting 1996 dollars)              293.3
Waterford 3 (based on a 1994 updated study in 1993 dollars)                  320.1
Grand Gulf 1 (based on a 1994 cost study using 1993 dollars)                 365.9
                                                                          --------
                                                                          $1,785.6
                                                                          ========

     Entergy Arkansas and Entergy Louisiana are authorized to recover in rates amounts that, when added to estimated investment income, should be sufficient to meet the above estimated decommissioning costs for ANO and Waterford 3, respectively. In the Texas retail jurisdiction, Entergy Gulf States is recovering in rates River Bend decommissioning costs (based on the 1991 cost study that totaled $267.8 million) that, with adjustments, total $204.9 million. In the Louisiana retail jurisdiction, Entergy Gulf States is currently recovering in rates decommissioning costs (based on a 1985 cost study) which total $141 million. Entergy Gulf States included decommissioning costs (based on the 1991 study) in the LPSC rate review filed in May 1995. In October 1996, the LPSC approved Entergy Gulf States rates that include decommissioning costs based on the 1991 study. The October 1996 LPSC order has been appealed and the decommissioning costs based on the 1991 study have not yet been implemented. Entergy Gulf States included decommissioning costs, based on the 1996 study, in the LPSC rate review filed in May 1996 and in the PUCT rate review filed in November 1996. Those reviews are still ongoing. System Energy was previously recovering in rates amounts sufficient to fund $198 million (in 1989 dollars) of its Grand Gulf 1 decommissioning costs. System Energy included decommissioning costs (based on the 1994 study) in its rate increase filing with FERC. Rates requested in this proceeding were placed into effect in December 1995, subject to refund.
FERC has not yet issued an order in the System Energy rate case. Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, and System Energy periodically review and update estimated decommissioning costs. Although Entergy is presently underrecovering for Grand Gulf and River Bend based on the above estimates, applications are periodically made to the appropriate regulatory authorities to reflect in rates any future change in projected decommissioning costs. The amounts recovered in rates are deposited in trust funds and reported at market value as quoted on nationally traded markets or as determined by widely used pricing services. These trust fund assets largely offset the accumulated decommissioning liability that is recorded as accumulated depreciation for Entergy Arkansas, Entergy Gulf States, and Entergy Louisiana, and as other deferred credits for System Energy.

     The cumulative liabilities and actual decommissioning expenses recorded in 1996 by Entergy were as follows:

                  Cumulative                        1996            Cumulative
              Liabilities as of   1996 Trust  Decommissioning  Liabilities as of
              December 31, 1995    Earnings       Expenses     December 31, 1996

ANO 1 and ANO 2     169.0             $11.5         $20.1            $200.6
River Bend           31.7               1.5           6.0              39.2
Waterford 3          37.4               2.8           8.8              49.0
Grand Gulf 1         39.4               2.3          19.0              60.7
                   ------             -----         -----            ------
                   $277.5             $18.1         $53.9            $349.5
                   ======             =====         =====            ======

     In 1995 and 1994, ANO's decommissioning expense was $17.7 million, and $12.2 million, respectively; River Bend's decommissioning expense was $8.1 million and $3.0 million, respectively; Waterford 3's decommissioning expense was $7.5 million and $4.8 million, respectively; and Grand Gulf 1's decommissioning expense was $5.4 million and $5.2 million, respectively. The actual decommissioning costs may vary from the estimates because of regulatory requirements, changes in technology, and increased costs of labor, materials, and equipment. Management believes that actual decommissioning costs are likely to be higher than the estimated amounts presented above.

     The SEC has questioned certain of the financial accounting practices of the electric utility industry regarding the recognition, measurement, and classification of decommissioning costs for nuclear plants in the financial statements of electric utilities. In response to these questions, the FASB has been reviewing the accounting for decommissioning and has expanded the scope of its review to include liabilities related to the closure and removal of all long-lived assets. An exposure draft of the proposed SFAS (which proposed a 1997 effective date) was issued in February 1996. The proposed SFAS would require measurement and recognition of the liability for closure and removal of long-lived assets (including decommissioning) based on the amount of discounted future cash flows related to closure and removal costs at the time the liability was initially incurred. Those future cash flows should be determined by estimating current costs for closure and removal and adjusting for inflation, efficiencies that may be gained from experience with similar activities, and consideration of reasonable future advances in technology.

     The initial liability would be offset by an asset that should be presented with other plant costs on the financial statements because the cost of decommissioning/closing the plant would be recognized as part of the total cost of the plant asset. Changes in the decommissioning/closure cost liability resulting from changes in assumptions would be recognized with a corresponding adjustment to the plant asset, and depreciation revised prospectively. Additional increases to the liability would be recognized to reflect the increase in the discounted cash flows resulting from the passage of time. Such increases would be offset by a regulatory asset, to the extent such costs are deemed probable of future recovery.

     After receiving comments on the exposure draft, the FASB has decided that the effective date for the proposed SFAS will be later than 1997, although a final effective date has not yet been announced. The FASB is expected to issue an additional document on this issue in the second quarter of 1997, although it has not yet been decided if that document will be in the form of a final accounting standard or a revised exposure draft. If current electric utility industry accounting practices with respect to nuclear decommissioning and other closure costs are changed, annual provisions for such costs could increase, the estimated cost for decommissioning/closure could be recorded as a liability rather than as accumulated depreciation, and trust fund income from decommissioning trusts could be reported as investment income rather than as a reduction to decommissioning expense.

     The EPAct has a provision that assesses domestic nuclear utilities with fees for the decontamination and decommissioning of the DOE's past uranium enrichment operations. The decontamination and decommissioning assessments are being used to set up a fund into which contributions from utilities and the federal government will be placed. Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, and System Energy's annual assessments, which will be adjusted annually for inflation, are approximately $3.6 million, $0.9 million, $1.4 million, and $1.5 million (in 1996 dollars), respectively, for approximately 15 years. At December 31, 1996, Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, and System Energy had recorded liabilities of $36.4 million, $6.3 million, $13.8 million, and $13.6 million, respectively, for decontamination and decommissioning fees in other current liabilities and other noncurrent liabilities, and these liabilities were offset in the consolidated financial statements by regulatory assets. FERC requires that utilities treat these assessments as costs of fuel as they are amortized and are recovered through rates in the same manner as other fuel costs.

ANO Matters  (Entergy Corporation and Entergy Arkansas)

     Cracks in certain steam generator tubes at ANO 2 were discovered and repaired during an outage in March 1992. Further inspections and repairs were conducted at subsequent refueling and mid-cycle outages, including the most recent forced outage in November 1996. ANO 2's output has been reduced by 23 MW due to steam generator fouling and tube plugging. The unit may be approaching the current limit for the number of steam generator tubes that can be plugged with the unit in operation. If the established limit is reached during a future outage, Entergy Operations could be required to insert sleeves in steam generator tubes that were previously plugged. On October 25, 1996, Entergy Corporation's Board of Directors authorized Entergy Operations to negotiate a contract, with appropriate cancellation provisions, for the fabrication and replacement of the steam generators at ANO 2. Entergy estimates the cost of fabrication and replacement of the steam generators to be approximately $150 million. A letter of intent for the fabrication has been signed by Entergy Operations, which includes a commitment for not more than $3.2 million, and a contract is expected to be entered into in 1997. If a formal contract to purchase the steam generators is not canceled, the steam generators will be installed during a planned refueling outage in 2000. Entergy Operations periodically meets with the NRC to discuss the results of inspections of the steam generator tubes, as well as the timing of future inspections.

Environmental Issues

(Entergy Arkansas)

     In May 1995, Entergy Arkansas was named as a defendant in a suit by Reynolds Metals Company (Reynolds), seeking to recover a share of the costs associated with the clean-up of hazardous substances at a site south of Arkadelphia, Arkansas. Reynolds alleges that it has spent $11.2 million to clean-up the site, and that the site was contaminated in part with PCBs for which Entergy Arkansas bears some responsibility. Entergy Arkansas, voluntarily, at its expense, has already completed remediation at a nearby substation site and believes that it has no liability for contamination at the site that is subject to the Reynolds suit and is contesting the lawsuit. An August 1997 trial date has been tentatively scheduled. Regardless of the outcome, Entergy Arkansas does not believe this matter would have a materially adverse effect on its financial condition or results of operations.

(Entergy Gulf States)

     Entergy Gulf States has been designated as a PRP for the clean-up of certain hazardous waste disposal sites. Entergy Gulf States is currently negotiating with the EPA and state authorities regarding the clean-up of these sites. Several class action and other suits have been filed in state and federal courts seeking relief from Entergy Gulf States and others for damages caused by the disposal of hazardous waste and for asbestos-related disease allegedly resulting from exposure on Entergy Gulf States premises. While the amounts at issue in the clean-up efforts and suits may be substantial, Entergy Gulf
States believes that its results of operations and financial condition will not be materially adversely affected by the outcome of the suits. As of December 31, 1996, a remaining recorded liability of $21.4 million existed relating to the clean-up of seven sites at which Entergy Gulf States has been designated a PRP.

(Entergy Louisiana)

     During 1993, the LDEQ issued new rules for solid waste regulation, including regulation of wastewater impoundments. Entergy Louisiana has determined that certain of its power plant wastewater impoundments were affected by these regulations and has chosen to upgrade or close them. As a result, a remaining recorded liability in the amount of $6.7 million existed at December 31, 1996, for wastewater upgrades and closures to be completed in 1997. Cumulative expenditures relating to the upgrades and closures of wastewater impoundments were $7.1 million as of December 31, 1996.

City Franchise Ordinances (Entergy New Orleans)

     Entergy New Orleans provides electric and gas service in the City of New Orleans pursuant to City franchise ordinances that state, among other things, the City has a continuing option to purchase Entergy New Orleans' electric and gas utility properties.

Employment Litigation

(Entergy Corporation, Entergy Arkansas, Entergy Gulf States,
Entergy Louisiana, and Entergy New Orleans)

     Entergy Corporation, Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, and Entergy New Orleans are defendants in numerous lawsuits described below that have been filed by former employees asserting that they were wrongfully terminated and/or discriminated against due to age, race, and/or sex. Entergy Corporation, Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, and Entergy New Orleans are vigorously defending these suits and deny any liability to the plaintiffs. However, no assurance can be given as to the outcome of these cases.

(Entergy Corporation and Entergy Arkansas)

     Entergy Corporation and Entergy Arkansas are defendants in five suits filed in federal court on behalf of approximately 62 plaintiffs who claim they were illegally terminated from their jobs due to discrimination on the basis of age or race. One of these suits seeks class certification. A trial date is scheduled in March 1997 for one suit comprised of approximately 29 plaintiffs, and a trial date is scheduled in May 1997 for another suit comprised of approximately 18 plaintiffs. Trial dates have not been set in the other suits.

(Entergy Corporation and Entergy Gulf States)

     Entergy Corporation and Entergy Gulf States are defendants in a lawsuit involving approximately 176 plaintiffs filed in state court in Texas by former employees who claim that they lost their jobs as a result of the Merger. The plaintiffs in these cases have asserted various claims, including discrimination on the basis of age, race, and/or sex. The court has preliminarily ruled that each plaintiff's claim should be tried separately.
The first case is scheduled for trial in June 1997.

(Entergy Corporation, Entergy Gulf States, and Entergy Louisiana)

     Entergy Corporation, Entergy Gulf States and Entergy Louisiana are defendants in a suit filed in federal court in Louisiana by approximately 39 plaintiffs who claim, among other things, they were wrongfully discharged from their employment on the basis of their age. No trial date has been set for this case.

(Entergy Louisiana and Entergy New Orleans)

     Entergy Louisiana and Entergy New Orleans are defendants in a suit filed in state court in Louisiana by 110 plaintiffs who seek to certify a class on behalf of all employees who allegedly were terminated or required to resign on the basis of age. The court has set a hearing for certification of the class for March 13, 1997; no trial date has been set. Entergy Louisiana and/or Entergy New Orleans also are defendants in approximately 27 other suits filed in federal or state court by plaintiffs who claim they were wrongfully discharged on the basis of age, race, or sex.

Financial Instruments

     In accordance with the debt covenants included in the financing provisions of the CitiPower acquisition, CitiPower must hedge at least 80% of its energy purchases. CitiPower's current strategy is to hedge approximately 100% of its forecasted energy purchases through contracts entered into with certain generators. These contracts mature through the year 2000.

                                EXHIBIT E


                 ENTERGY GULF STATES, INC.
                 STATEMENT OF INCOME
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996

Line                                                                                           Pro Forma Adjustments
No.                                                                        As Recorded       Debit       Credit       As Adjusted
 1 UTILITY OPERATING INCOME
 2 Operating Revenues (400)
 3    Electric                                                           $1,956,854,455   $              $8,649,244 $1,965,503,699
 4    Gas                                                                    34,048,921                                 34,048,921
 5    Steam                                                                  59,142,668                                 59,142,668
 6      TOTAL Operating Revenues (Total of Lines 3-5)                     2,050,046,044                    8,649,244 2,058,695,288
 7 Operating Expenses
 8     Operation Expenses (401)                                           1,151,060,545                              1,151,060,545
 9     Maintenance Expenses (402)                                           107,230,629                                107,230,629
10     Depreciation Expense (403)                                           200,273,616       408,345                  200,681,961
11     Amort. & Depl. of Utility Plant (404-405)                                 21,373                                     21,373
12     Amort. of Property Losses, Unrecovered Plant and                     (14,668,620)                               (14,668,620)
13        Regulatory Study Costs (407)
14     Regulatory Debits (407.3)                                             96,458,965                                 96,458,965
15     (Less) Regulatory Credits (407.4)                                      4,376,018                                  4,376,018
16     Taxes Other Than Income Taxes (408.1)                                102,170,295                                102,170,295
17     Income Taxes - Federal (409.1)                                         6,247,253                                  6,247,253
18                          - Other (409.1)                                     201,402                                    201,402
19     Provision for Deferred Income Taxes (410.1)                          229,525,506     3,484,458                  233,009,964
20     (Less) Provision for Deferred Income Taxes - Cr. (411.1)             135,391,962                   164,481      135,556,443
21     Investment Tax Credit Adj. - Net (411.4)                              (4,618,270)                                (4,618,270)
22     (Less) Gains from Disposition of Allowances (411.8)                       23,200                                     23,200
23        TOTAL Utility Operating Expenses (Total of Lines 8-22)          1,734,111,514     3,892,803     164,481    1,737,839,836
24        Net Utility Operating Income '(Line 6 less 23)                    315,934,530     3,892,803   8,813,725      320,855,452
25   Other Income
26      Nonutility Operating Income
27         Revenues from Merchandising, Jobbing and Contract Work (415)
28      (Less) Costs and Exp. of  Merchandising, Jobbing and Contract
               Work (416)                                                       (36,152)                                   (36,152)
29         Revenues from Nonutility Operations (417)                              1,223                                      1,223
30         (Less) Expenses of Nonutility Operations (417.1)                     491,974                                    491,974
31         Nonoperating Rental Income (418)                                     345,180                                    345,180
32         Equity in Earnings of Subsidiary Companies (418.1)                   517,759                                    517,759
33       Interest and Dividend Income (419)                                  17,323,273                                 17,323,273
34       Allowance for Other Funds Used During Construction (419.1)           2,617,675                                  2,617,675
35       Miscellaneous Nonoperating Income (421)                             53,294,565                                 53,294,565
36       Gain on Disposition of Property (421.1)                              1,430,159                                  1,430,159
37          TOTAL Other Income (Total of Lines 26-36)                        75,074,012                                 75,074,012
38   Other Income Deductions
39       Miscellaneous Amortization (425)                                $            -
40       Miscellaneous Income Deductions (426.1-426.5)                      198,613,196                                198,613,196
41          TOTAL Other Income Deductions (Total of Lines 37-39)            198,613,196                                198,613,196
42   Taxes Applic. to Other Income and Deductions
43     Taxes Other Than Income Taxes (408.2)                                     92,493                                     92,493
44     Income Taxes - Federal (409.2)                                        (6,040,855)                                (6,040,855)
45                          - Other (409.2)                                                                       -
46     Provision for Deferred Income Taxes (410.2)                           33,023,102                                 33,023,102
47     (Less) Provision for Deferred Income Taxes - Cr. (411.2)              20,420,169                                 20,420,169
48     Investment Tax Credit Adj. - Net (411.5)                                (716,435)                                  (716,435)
49          TOTAL Taxes on Other Income and Deduct. (Total of Lines 41-47)    5,938,136                                  5,938,136
50        Net Other Income and Deductions (Total of Lines 35, 40 and 48)   (129,477,320)                              (129,477,320)
51                                  Interest Charges
52   Interest on Long-Term Debt (427)                                       172,715,998                                172,715,998
53   Amort. of Debt Disc, and Expense (428)                                   1,928,955                                  1,928,955
54   Amortization of Loss on Reacquired Debt (428.1)                          7,140,315                                  7,140,315
55   (Less) Amort. of Premium on debt - Credit (429)                             30,755                                     30,755
56   (Less) Amortization of Gain on Reacquired Debt (429.1)                     158,400                                    158,400
57   Interest on Debt to Assoc. Companies (430)                                 799,609                                    799,609
58   Other Interest Expense (431)                                            10,505,547                                 10,505,547
59   (Less) allowance for Borrowed Funds Used During Construction (432)       2,234,703                                  2,234,703
60        Net Interest Charges (Total of Lines 51-58)                       190,666,566                                190,666,566
61   Income Before Extraordinary Items (Total of Lines 22, 49 and 59)        (4,209,356)    3,892,803   8,813,725          711,566
62   Extraordinary Items After Taxes                                                  -
63   Net Income (Total of Lines 60 and 61)                                  ($4,209,356)   $3,892,803  $8,813,725         $711,566

                                EXHIBIT F


ENTERGY GULF STATES, INC.
STATEMENT OF RETAINED EARNINGS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996

                                                                                       Pro Forma Adjustments
Line                                                                   As Recorded       Debit        Credit         As Adjusted
No.UNAPPROPRIATED RETAINED EARNINGS (Account 216)
 1 Balance - December 31, 1995                                           $412,765,993                                  $412,765,993
 2
 3 Credit:  Adjustment from Undistributed Subsidiary Earnings               1,199,808                                     1,199,808
 4
 5 Debit:  Capital stock expense (Acct 214) associated with preferred
 6                 stock redemption                                          (169,021)                                     (169,021)
 7
 8 Balance Transferred from Income (Account 433 less Account 418.1)        (4,151,341)                 4,920,922            769,581
 9
10 Dividends Declared - Preferred Stock (Account 437)                      28,335,553                                    28,335,553
11
12 Dividends Declared - Common Stock (Account 438)                                              -
13
14 Total Dividends Declared                                                28,335,553                                    28,335,553
15
16 Balance - December 31, 1996                                           $381,309,886   $             $4,920,922       $386,230,808


           UNAPPROPRIATED UNDISTRIBUTED SUBSIDIARY EARNINGS
17 Balance - September 30, 1995                                          ($54,740,288)                                 ($54,740,288)
18
19 Equity in Earnings for Year (Credit) (Account 418.1)                       (58,015)                                      (58,015)
20
21 Adjustment to Parent Retained Earnings                                  (1,199,808)                                   (1,199,808)
22
23 Balance - September 30, 1996                                          ($55,998,111)  $         $                    ($55,998,111)


IN THE UNITED STATES BANKRUPTCY COURT

FOR THE MIDDLE DISTRICT OF LOUISIANA



In re:                                   CIVIL ACTION

                                         NO. 94-2763-B2

CAJUN  ELECTRIC POWER

COOPERATIVE, INC.                        Bankruptcy Case


                            Debtor.        NO. 94-11474
                                   )         Chapter 11
 Federal  Tax Id. No.:  72-0655799 )
                                   )

ORDER AND JUDGMENTS APPROVING SETTLEMENT BY AND AMONG
CAJUN ELECTRIC POWER COOPERATIVE, INC., ENTERGY
GULF STATES, INC.. ENTERGY CORPORATION, AND THE
RENAL UTILITIES SERVICE OF THE DEPARTMENT OF AGRICULTURE


This matter coming to be heard on the Motion (the "'Motion") of

Ralph R. Mabey Chapter 11 Trustee  (the

Trustee") pursuant to Rule 9019 of the Federal Rules of Bankruptcy

Procedure to approve


settlement between Cajun Electric Power Cooperative, Inc. ("Cajun"

or the "Debtor") and Entergy Gulf States, Inc. formerly known as

Gulf States Utilities Company (

 ("GSU"), in accordance with the terms set forth in the Settlement

Term Sheet, dated May 2, 1996, executed by the Trustee, GSU, and

Entergy Corporation ("Entergy") and recommended for adoption by the Rural Utilities Service of the United States Department of

Agriculture (the "RUS") (the "Settlement Term Sheet", a copy of which is attached hereto as Exhibit A), the Motion, and this order

(the 'Settlement');


Upon consideration of the Motion, due and proper notice having been provided thereof to parties entitled thereto, and on the basis of the record of this case, including the evidence presented at the hearing on the Motion to approve the Settlement, the

litigation involving the parties described in the Motion and attachments thereto (and the Court having taken judicial notice of litigation pending before it) and the  Court's oral Findings of Fact ~d

Conclusions of Law on the record on August 26, 1996, which ore incorporated herein by reference and a transcript of which shall be filed by the Trustee as soon as practicable, and pursuant to 11

USC 105(a) and 363(b) and Federal Rule of Bankruptcy Procedure

Rule 9019(a);


The Court having considered all objections not withdrawn (the

"Objections") to approve the Settlement and to this Order and

Judgment (hereinafter, the "Order");


The Court is of the opinion that the Motion is meritorious;

accordingly,


IT IS ORDERED, ADJUDGED AND DECREED THAT:

1. The relief requested in the Motion is granted.

2. The Settlement is approved.

3. All Objections are denied with prejudice.

4. The Settlement as approved includes, but is not limited to:

a. A global settlement of all disputes between GSU and Cajun which will result in reciprocal  dismissal with prejudice of all claims and counterclaims and a general release of any liability

of any kind arising out of the transactions or occurrences upon which the presently litigated matters are based;

b.  A global settlement of all disputes between GSU and RUS which will result in a dismissal with prejudice of all pending litigated matters in which the RUS has intervened and a judgment in favor of

RUS on GSU's subordination complaint against the RUS;

c.  A settlement of certain disputes between RUS and Cajun

including all matters related to the Rives Bend nuclear power facility ("River Bend") including a release and waiver of all claims and causes of action, whether known or unknown, by Cajun against RUS for equitable subordination, all claims and causes of action by Cajun against RUS for "lender liability," and all claims alleging waiver of deficiency judgment rights under Louisiana R.S.

13: 4108 .1.

5. The Settlement as approved does not resolve claims between RUS and Cajun not involving River Bend unless dealt with in the

Settlement.

6.  The terms and provisions of the Settlement which are intended to apply prior to the closing of the Settlement (the "Consummation

Date") shall be binding, effective, and enforceable against each of the Trustee, GSU, Entergy and the RUS as of the date hereof.

The terms and provisions of the Settlement which are intended to apply on and after the Consummation Date shall be binding,

effective and enforceable against each of the Trustee, GSU,

Entergy and RUS as of the Consummation Date.


7. The Trustee is authorized to set aside in a decommissioning trust fund or other appropriate vehicle the sum of $125,000,000 in

1995 dollars. When the Trustee acts pursuant to this

authorization, he shall transfer the funds in Cajun's existing decommissioning trust fund and will use funds on hand to make up the difference. The funds on hand need to make up the difference,

which may be funds subject to the Order Concerning Use of Cash

Collateral to Substitute Cajun's "1996 Budget" for all references in said Order to Cajun's "l995 Budget" (Docket No. 1536), will be transferred free and clear of any lien, claim or other interest asserted by any party. Moreover, the transfer of these funds shall not result in a transfer of any party's lien on, claim against, or other interest in these funds to other assets of Cajun or its estate, and shall not create rights or claims in any party against any other party or against the assets of Cajun or its estate. The transfer of these funds is a necessary and proper expense of

Cajun's estate, and no party shall thereafter assert any rights except as granted herein, relating to these funds, including any claims that the funds were cash collateral, were not property of the estate, were subject to refund or repayment, were subject to actual or constructive trust, or were subject to an equitable lien. This prohibition on the assertion of rights is not a ruling on, and shall not preclude the assertion of, claims that other funds not transferred into the decommissioning trust fund or other appropriate vehicle are cash collateral, are not property of the estate, are subject to refund or repayment, are subject to actual or constructive trust, or are subject to an equitable lien, except insofar as such claims relate to or rely on the transfer of the funds into the decommissioning trust fund or other appropriate vehicle. The funding of the trust fund, together with the transfer of the Cajun River Bend Interest (the "Cajun River Bend Interest"

as that term is defined in the Term Sheet) will absolve Cajun, its member cooperatives, and any successor to assets, other than the

Cajun River Bend Interest, now owned by Cajun (but not others who may succeed to the ownership of the Cajun River Bend Interest) of all responsibility for River Bend Decommissioning Costs (as that term is defined in the Term Sheet).

8. The Trustee is authorized without the necessity of any further order or approval of this Court, to transfer all assets as

provided in the Settlement, including but not limited to the Cajun

River Bend Interest, Cajun's interest in River Bend fuel and spare parts (under the option provided for in the Term Sheet),

Transmission lines 745 and 746 (provided, as required by the Term

Sheet, that Entergy's Network Service Tariff and its Transmission

Service Tariff, under which Cajun receives service, makes the continued ownership of the Transmission Line or Lines by Cajun or the transferee of its generating assets unnecessary for Cajun or its transferee's provision of current or future service by reason of the benefits provided under the new tariffs), and any other assets required by the Settlement, free and clear of any lien or other interest asserted by any party.

9. RUS is authorized to receive from GSU and Cajun Cajun's share of all cash payments resulting from the litigation presently being conducted against General Electric in connection with claims alleging River Bend design defects. Cajun's share of all payments in kind and other non-cash consideration received or promised as a result of the litigation shall be paid to the owner of the Cajun

River Bend Interest at the time such payments in kind or other non cash consideration become due. All of such transfers and payments shall be free and clear of any lien or other interest asserted by any party.

10.  The Trustee is authorized and directed, without the necessity of any further order or approval of this Court, to take any and all actions necessary or appropriate to implement, effectuate, and consummate the Settlement and any transactions contemplated

thereby or by this Order, including, without limitation., the issuance, execution and delivery of any document, certificate,

agreement or instrument, the filing of any pleading, and the transfer or other disposition of any assets. No action or approval of the Board of Directors of Cajun shall be required with respect to the implementation and consummation of the Settlement.

11. Without limiting the generality of the foregoing, between the date hereof and until and including the Consummation Date:

a. the Trustee, and GSU, Entergy, and RUS as necessary, shall undertake any and all such actions as are necessary or appropriate to cause the Consummation Date to occur no later than June 1, 1997;

b.    the Trustee shall cause Cajun to cease prosecution of all of its objections to any and all relief sought by GSU or Entergy, or any of their affiliates, in any regulatory or administrative proceeding in which approval of the merger of Entergy and GSU is sought, including any related appellate proceedings to the extent that Cajun's objection to such relief is intended to be settled or resolved on or prior to the Consummation Date in accordance with the terms of the Settlement;

c.   the Trustee, with the intervention of GSU, if required, shall cause to be stayed all civil actions and regulatory and

administrative proceedings, other than proceedings which are the subject of paragraph 9(b) of this Order, which are pending between

Cajun, on the one hand, and GSU or Entergy, on the other hand,

including any related appellate proceedings, and which are

intended to be settled or resolved on the Consummation Date in accordance with the terms of the Settlement;

d.   the Trustee, and RUS, GSU, and Entergy, as necessary or

appropriate, shall undertake such actions as are necessary or appropriate to cause the disposition of the Cajun River Bend

Interest on the Consummation Date in the manner provided in Section

1 of the Settlement Term Sheet, and will cooperate to

effect, at the option of RUS, the disposition of the

Cajun River Bend Interest before the Consummation Date

subject to consent of the parties and further court

order as provided in paragraph 13 below;

e.         the Trustee and GSU, jointly or singly, shall

undertake to obtain all regulatory approvals reasonably

considered to be required to implement, consummate, and

effectuate the Settlement (the "Regulatory Approvals");

and

f.  the Trustee, GSU, Entergy, and RUS shall undertake

all such other necessary or appropriate actions as are

intended to occur prior to the Consummation Date in

accordance with the terms and provisions of the

Settlement Term Sheet.

12. As soon as practicable after the conditions

precedent to the closing of the Settlement, as contained

in the Settlement Term Sheet, shall have been satisfied

or waived by the affected party or parties, the Trustee,

GSU, Entergy and the RUS shall cause the closing of the

Settlement to occur.

13. The preliminary Injunction in the Service Water

Litigation will be continued in full force and effect

until the Consummation Date,  as set forth in Section

3(b) of the Settlement Term Sheet.

14. If the Consummation Date has not occurred by the close of business on June 1, 1997, the Trustee, GSU, Entergy and the RUS

may by agreement continue to undertake to implement, effectuate and consummate the Settlement. However, in the absence of an agreement, any of the parties may move the Court to order the extension of the Consummation Date upon hearing and  finding that the Settlement will likely be effectuated within a reasonable time upon the terms set forth in the Settlement Term Sheet and that such extension is in the best interest of the estate.

15. The Settlement may not be modified by any Plan of

Reorganization in this bankruptcy case except as may be agreed to by the Trustee, GSU and the RUS. The terms of the Settlement shall be binding upon any successors to the parties thereto, including,

without limitation, any purchaser of Cajun or Cajun's assets.

16. RUS is now authorized to seek a purchaser for the Cajun River

Bend Interest (as defined in the Motion and the Settlement Term

Sheet).  In the event that a purchase offer that is acceptable to

RUS is received prior to the closing of the Settlement or to the receipt by the parties of all regulatory approvals required by the

Settlement, the Trustee, with the consent of RUS and GSU, may submit a motion for early approval of the sale of the Cajun River

Bend Interest on terms that protect the interests of the parties to the Settlement under the Settlement Term Sheet.

17. Each of the actions taken, documents executed, and payments and transfers of assets made pursuant to provisions of the

Settlement and Order shall be valid, binding and enforceable and not preferential, fraudulent or an otherwise avoidable transfer under the Bankruptcy Code or under applicable law of the United

States or any state, province or other jurisdiction, and will, to the fullest extent permitted by the Bankruptcy Code, vest in the transferee good title to such property, free and clear of all liens, claims, and encumbrances, except as otherwise provided in the Settlement, and shall not be Subject to modification in any

Plan of Reorganization in this bankruptcy case, except as agreed by the parties receiving the benefit under this Settlement.

18. The record of the hearing to approve the Settlement is closed.

19. This Order shall be effective according to its terms upon the entry thereof.

20. This is a final order and immediately subject to appeal. Baton

Rouge, Louisiana, this 26th day of  August, 1996.


UNITED STATES DISTRICT JUDGE

EOE: 8/27/96
NOTICE MAILED TO:  Regina Callihan
On ___________ by___________ Cretan
David S. Rubin
Ralph R. Mabey
Tom Phillips
Brian Jackson
Office of U.S. Trustee

EXHIBIT A

SETTLEMENT TERM SHEET
WHEREAS Cajun Electric Power Cooperative, Inc. (Cajun) operating through its Chapter 11 Trustee, Ralph R. Mabey (trustee), Rural Utilities Service of the United States Department of Agriculture and Gulf States Utilities (GSU) desire to resolve long-standing disputes and disagreements respecting various issues including operation and ownership of Cajun's undivided thirty percent interest to the River Bend nuclear facility {the Cajun River Bend Interest). the Trustee and GSU desire to establish mutually favorable business relationship and Trustee, RUS and GSU deepen to arrange for the transfer of certain specified assets, the Trustee, RUS and GSU agree to the terms and provisions set forth herein (the "Settlement"), recognizing that various of the components of these terms and provisions may require approvals of regulatory agencies to complete and may require more formal documentation to be executed at a closing of the Settlement in order to give full effect to the intentions of the parties set forth herein:
1. Disposition of River Bend
(a) On or before the closing of the Settlement, Cajun will set aside in a decommissioning trust fund or other appropriate vehicle the sum of $125,000,000 in 1995 dollars. This fund will be made up of Cajun's new contribution, and the amount in Cajun's existing decommissioning trust fund (the "Trust Fund"). The establishment of the Trust Fund, together with the transfer of the Cajun River Bend Interest as provided herein will absolve
Cajun and any successor to assets, other than the Cajun River
Bend Interest, now owned by Cajun (but not others who may succeed to the ownership of the Cajun River Bend Interest) of all responsibility for River Bend Decommissioning Costs as defined below.
Decommissioning. means all action taken to render the River Bend nuclear power plant permanently inactive, inoperable and free of radioactive materials. The term decommissioning is intended to be comprehensive and include, without limitation, the entombment, decontamination, dismantlement, removal and disposal of structures, systems and components of the River Bend nuclear power plant in order to permanently cease the nuclear generation of electric energy, including all action necessary to bring the plant site to "greenfield status and any other item included in a study accepted and approved by regulatory authorities of competent jurisdiction as a basis for the termination of operations under the license to own or operate River Bend. The term also includes preparation for decommissioning, such as engineering and other planning activities, and all associated activities to be performed after the actual settlement occurs, such as physical security and radiation monitoring. The term also includes activities associated with spent fuel storage, disposal, transfer. transportation and removal and low level waste storage as well as Cajun's future obligations with respect to decontamination and decommissioning of DOE uranium enrichment facilities. Also included is the preparation of studies and supporting documentation required by regulatory authorities.

The foregoing application is not intended to form basis for excluding any action or cost legitimately part of decommissioning and returning to the site to "greenfield" status because of the failure to accurately identify or to fall within a category specifically identified.

"Decommissioning Costs means the funds expended to perform
Decommissioning. The term includes expenditures whether they are treated as capital items or expense items for regulatory, financial, or tax accounting purposes.

(b) The Trust Fund may be used only for the prudent expenditure of Decommissioning Costs for the Cajun River Bend Interest. If, upon the completion of Decommissioning of the River Bend plant, the Truet Fund, and such additional amounts as have been added to it as a result of the investment and management of funds included therein, is not exhausted by the prudent expenditure of Decommissioning Costs for the Cajun River Bend Interest, the remainder will be remitted to RUS.

(c) Upon the transfer of the Cajun River Bend Interest, Cajun shall deliver title thereto free and clear of all liens and encumbrances except those agreed to by the purchaser. In the event the Cajun River Bend Interest is transferred to RUS, its liens and encumbrances on the Cajun River Bend Interest shall be merged with the title which it obtains. In the event the Cajun
River Bend Interest transferred to any other person, RUS will release all of its liens and encumbrances on the Cajun River Bend Interest. The foregoing release by RUS shall not be construed as a waiver or release of the portion of RUS's claims against Cajun which remain unsatisfied by the transfers of title for which provision is made herein. Notwithstanding RUS's release of liens on the Cajun River Band Interest or the merger of title if the Cajun River Bend Interest is transferred to RUS, the amount of RUS's claims against Cajun shall be reduced only to the extent of RUS's receipt of proceeds from the sale of the Cajun River Bend Interest. If the Cajun River Bend Interest is transferred to GSU under paragraph 1(f) below, the amount of RUS's claims against Cajun shall not be reduced on account of the transfer of the Cajun
River Bend Interest. The parties hereto agree that any disposition of the Cajun River Bend Interest under the Settlement shall be considered commercially reasonable.

d) In the sole discretion of RUS, the Cajun River Bend Interest will be transferred under one of the two options or subparagraph
(f) set forth below.

In connection with such transfer, Cajun will satisfy the obligation to fund the Trust Fund required by paragraph 1(a) and GSU will make available to all prospective purchasers records, personnel and facilities such that prospective purchasers can conduct an appropriate due diligence evaluation before making their bid. GSU may subject the examination of personnel, records and facilities to retain confidentiality and business requirements. RUS shall have substantial flexibility in exercising its discretion to arrange for the transfer of the Cajun River Bend Interest. In furtherance of that end, RUS's flexibility shall include, but shall not be limited to, negotiating with and selecting prospective purchaser, being permitted to establish a reserve price which must be met before consummating s sale at auction, not being required to accept the highest bid received at an auction and taking title to the Cajun River Bend Interest itself for subsequent reconveyance.

Option 1

The Cajun River Bend Interest and Cajun's interest in River Bend fuel and space parts will be sold, with net proceeds remitted to RUS. The purchaser will become obligated to fully comply with the NRC license requirements, all other applicable laws and regulations and the provisions of the River Bend JOPOA, as amended in the respects described as Exhibit No. I, commencing with the date of the transfer of the Cajun River Bend Interest.
The Big Cajun No. 2, Coat Unit #3 JOPOA will also be similarly amended, as may be required. All of Cajun's interest and obligations under the River Bend JOPOA, the NRC license and any recorded documents of transfer between GSU and Cajun relating to River Bend will be canceled and transferred to Cajun Bend, subject to the provisions of this paragraph, will be assumed by the purchaser. data used herein, the obligations under the River Bend
JOPOA, for which a successor shall be obligated shall be limited to obligations for operations commencing with the closing of the Settlement and for fuel and spare parts purchased only after the closing of the Settlement and shall not include unfulfilled or unpaid obligations which Cajun suffered while it was still the owner. GSU may elect to become a bidder if RUS elects to conduct an auction under that option.

Option 2

The Cajun River Bend Interest and Cajun's interest in River Bend fuel and spare parts will be transferred to RUS which will become obligated to fully comply with the Cajun NRC license requirements, all other applicable laws and regulations and the provisions of the River Bend JOPOA, as amended in the respects described in Exhibit No. 1, commencing with the date of its succession to the Cajun River Bend Interest. The Big Cajun No. 2, Coal Unit #3 JOPOA will also be similarly amended, as may be required. All of Cajun's interest and obligations under the River Bend JOPOA, the MRC license and any recorded documents of transfer between GSU and Cajun relating to River Bend will be canceled and terminated as to Cajun and will be assumed by RUS As used herein, the obligations under the River Bend JOPOA for which RUS shall be obligated shall be limited to obligations for operations commencing with the closing of the Settlement and for fuel and spare parts purchased only after the closing of the Settlement and shall not include unfulfilled or unpaid obligations which Cajun licensed while it was still the owner.

(e) RUS will receive from GSU and Cajun's share of all cash payments resulting from the litigation presently being conducted against General Electric in connection with claims alleging River Bend design defects Cajun's share of all payments in kind and other non-cash compensation received or provided as a result of the litigation will be payable to the owner of the Cajun River Bend Interest at the time such payments in kind or other non-cash consideration become due.

The same allocation shall be made between RUS and transfer of the Cajun River Bend Interest of refunds or other benefit related to the payment by Cajun to the U.S. Government to fund the decontamination decommissioning of DOE's uranium enrichment facilities.

(f) In the event that no offer is accepted by RUS under Option 1 above and in the further event that RUS elects not to become the transferee of the Cajun River Bend Interest under Option 2 above, the Cajun River Bend Interest, together with Cajun's interest in River Bend fuel and spare parts, will be transferred to GSU with no payment by GSU to Cajun's estate or to RUS.
2. Transmission and Certain Other Issues
(a)Pursuant to existing FERC declines. the claim due GSU for past transmission services under the CTOC credits and QTF Dockets amounts to $55,000,000 (the Liquidated Transmission Debt"). The Liquidated Transmission Debt consists of $32,000,000 due under the QTF Docket and $23,000,000 due under the CTOC Credits Docket. GSU waives its right to collect the Liquidated Transmission Debt
from Cajun.                                                     .
(b) Cajun or Cajun's transferee or transferees of its generation assets will receive transmission services under Entergy's Network Service Tariff and Entergy transmission Service Tariff as of the later of (i) twelve months from the date of the Settlement or (ii) the date of the closing of the Settlement. Neither GSU or Entergy will oppose the entitlement of Cajun or such transferee to service thereunder or its effectiveness at such date.

(c) All previous transmission agreement existing between Cajun and Entergy, GSU, LP&L or MP&L will be terminated upon the commencement of services described in paragraph 2 (b) hereinabove. Cajun will use its best efforts or to obtain agreement from its distribution coops to be bound by the terms and provisions of Entergy's Network Service Tariff, during the time they receive service over facilities to which such tariff is applicable.

(d) Cajun or its transferee under a plan of reorganization will retain ownership of its BC1 and BC2 Switchyards and its Through
Bus facilities. Cajun will transfer to GSU its ownership of each of Transmission lines 745 and 746 (provided that Entergy's
Network Service tariff and its Transmission Service tariff, under which Cajun receives service under subparagraph 2(b) above, make the continued ownership of the Transmission line or lines by Cajun or by the transferee of its generating assets unnecessary for Cajun and its transferee's provision of current or future services by reason of the benefits provided under the new tariffs), as of the latter of (i) twelve months from the date of the Settlement or (ii) the date of the closing of the Settlement. Unless Transmission lines 745 and 746 are not transferred to GSU as set forth herein, Cajun will pay RUS an amount equal to the amount by which NRG Energy, Inc. and Zeigler Coal Holding Company reduce the amount of their bid for the purchase of Cajun's assets as a result of the transfer of Transmission lines 745 and 746 pursuant to the Settlement and RUS will release its liens on transmission lines 745 and 746 upon such payment by Cajun.

3. Settlement of all Claims and Disputes
(a) Any and all claims of any nature or kind, whether or not now pending in Court, whether known or unknown, whether founded in law, equity or otherwise, whether or not already asserted for any and all acts or omissions between Cajun and GSU or Entergy, and between RUS and GSU or Entergy, will be dismissed with prejudice and released and satisfied in full, including, but not limited to, all claims for the River Bend litigation, the fraud and breach of contract case, the antitrust case, the nullity case and the service water litigation, and any claim of equitable subordination of RUS's rights, all pending cases before any regulatory agency or on appeal from any regulatory agency such as the transmission cases before FERC, the merger appeals before FERC, the SEC and NRC and any and all other matters pending before any regulatory agency) and any and all other claims or disputes between the parties of any nature whatever, whether or not in litigation. (The foregoing does not include resolution of claims of RUS against Cajun that are not specifically identified and resolved in this paragraph.) Judgment will be rendered in favor of RUS in GSU's adversary proceeding asserting claims of equitable subordination of RUS's rights. Any and all claims Cajun may have against RUS for equitable subordination, whether known or unknown, will be released. Cajun will use its best efforts to obtain a waiver of all claims held by its members against GSU or Entergy under the nullity case, and against RUS.

(b) The preliminary injunction issued by the U.S. District Court in the service water litigation between GSU and Cajun shall continue in full force and effect until the closing of the Settlement and upon such date, all funds paid and to be paid into the Registry of the Court pursuant to said injunction shall be paid over to GSU, together with all interest earned thereon.

4. Approvals
     The Settlement is subject to the approval of (1) all regulatory agencies having jurisdiction over the subject matter: (2) the bankruptcy court; (3) the Entergy Board of Directors; (4) the United States of America on behalf of RUS.

The parties intend to give effect to and to close the Settlement irrespective of the confirmation or lack of confirmation of a plan of reorganization of Cajun. The parties will use their best efforts promptly to obtain all required approvals and to close the Settlement. The structure of the Settlement may be modified based upon tax or regulatory advice received by a party provided the modification does not adversely affect another party.

The Settlement shall close no later than June 1, 1997, unless the parties otherwise agree.

This Settlement is dated as of May 1, 1996.
Seen and Agreed this , 9th day of  May, 1996


Cajun Electric Power Cooperative, Inc. through its Chapter 11
Trustee,  Ralph R. Mabey

Seen and Agreed this _____day of  _______, 1996





Entergy Corporation and Gulf States Utilities by
Michael G. Thompson
 Senior Vice President & General Counsel

Recommended for Adoption by Rural Utilities Service this ____ day of _____ , 1996.
Larry A. Beluzza





Program Advisor







EXHIBIT  I



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